Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KIT DIGITAL, INC.,

DEALAPPS CORPORATION,

KICKAPPS CORPORATION,

AND WITH RESPECT TO ARTICLES II, VII, VIII AND IX ONLY

STEVEN J. BENSON AS STOCKHOLDER REPRESENTATIVE

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of January 27, 2011 by and among KIT digital, Inc., a Delaware corporation (“KIT”), DealApps Corporation, a Delaware corporation and wholly-owned subsidiary of KIT (“Merger Sub”), KickApps Corporation, a Delaware corporation (the “Company”), and with respect to Articles II, VII, VIII and IX, Steven J. Benson, as stockholder representative (in such capacity, the “Stockholder Representative”).

RECITALS

A.           The Company, headquartered in New York, New York, hosts software as a service platform (SaaS) providing a range of social media applications to website developers and publishers that accelerate deployment of more sophisticated and feature-rich applications such as social networking, user-generated content, media management and sharing, social marketing solutions, employee social communication, profiles, premium video players, webcam applications and widgets (the “Business”) and the Company owns certain assets used in the conduct and operation of the Business.

B.           The Persons listed on Schedule 3.16 are the owners of all of the issued and outstanding capital stock of the Company (each, a “Stockholder” and collectively, the “Stockholders”).

C.            Each of the Board of Directors of Merger Sub, KIT and the Company have determined that it is in the respective best interests of Merger Sub and the Company for Merger Sub to acquire the Company through the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein, and in furtherance hereof have approved the Merger.

D.           The parties intend for the Merger (as defined below) to be a tax-free reorganization under Section 368(a) of the Code and for this Agreement to constitute a plan of reorganization within the meaning of Section 368 of the Code.

E.           Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants, representations, warranties, and agreements contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1             “Accounting Principles” has the meaning ascribed to such term in Section 2.6(a).

1.2             “Affiliate” means, as applied to any Person, (i) any entity controlling, controlled by or under common control with such Person, (ii) any other Person that owns or controls 10% or more of any class of equity securities (including equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates or (iii) any director, partner, officer, manager, agent, employee or relative of such Person.  For purposes of the definition of Affiliate, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

1.3             “Agreement” has the meaning ascribed to such term in the preamble.

1.4             “Available Excess” has the meaning ascribed to such term in Section 8.8.

1.5             “Business” has the meaning ascribed to such term in the recitals.

1.6             “Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

1.7             “Certificate” has the meaning ascribed to such term in Section 2.4(a).

1.8             “Certificate of Merger” has the meaning ascribed to such term in Section 2.2

1.9             “Code” means the Internal Revenue Code of 1986, as amended.

1.10           “Claims” means all claims for indemnification made by or for a KIT Indemnified Party pursuant to Article VIII.

1.11           “Closing” has the meaning ascribed to such term in Section 2.2.

1.12           “Closing Date” means the calendar day on which the Closing occurs.

1.13           “Closing Statement” has the meaning ascribed to such term in Section 2.7(a).

1.14           “Closing Working Capital” has the meaning ascribed to such term in Section 2.7(a).

1.15           “Common Stock” means the common stock of the Company.

1.16           “Common Stockholders” means the holders of outstanding shares of Common Stock.

1.17           “Company” means KickApps Corporation, a Delaware corporation, as ascribed to such term in the preamble.

1.18           “Company Assets” means the properties and assets, real and personal, tangible and intangible, now owned or used by the Company in the operation of the Business, including without limitation the assets set forth on Schedule 1.17.  The parties hereby acknowledge that Schedule 1.17 may set forth certain assets that have been disposed of or discarded in the ordinary course of business.

1.19           “Company Board” means the Company’s board of directors.

1.20           “Company Capital Stock” means (i) the Common Stock and (ii) the Preferred Stock of the Company.

1.21           “Company Options” means options and any other rights to purchase shares of Common Stock issued by the Company to any Person, excluding the Company Warrants.

1.22           “Company Option Plan” means the KickApps Corporation 2005 Stock Option and Grant Plan (including any sub-plans thereof).

1.23           “Company Warrants” has the meaning specified in Section 2.4(d).

1.24            “Contract” means any contract, mortgage, agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, statement of work, insurance policy, commitment, covenant, in each case, whether or not in writing.

1.25           “Damages” has the meaning ascribed to such term in Section 8.1.

1.26           “Deferred Revenue Escrow Amount” means 76,158 KIT Common Shares  to fund the Company’s indemnification obligations with respect to cover any cancellations or other liabilities outside the ordinary course of business associated with the Net Deferred Revenue of the Company, where such Net Deferred Revenue are reflected on the books and records of the Company on the Closing Date.

1.27           “DGCL” means the General Corporation Law of the State of Delaware.

1.28           “Disclosure Materials” has the meaning ascribed to such term in Section 4.6.

1.29           “Dissenting Share Payments” has the meaning ascribed to such term in Section 2.6(a).

1.30           “Dissenting Shares” has the meaning ascribed to such term in Section 2.6(a).

1.31           “E-Fax” means any system used to receive or transmit faxes electronically.

1.32           “E-Signature” means the process of attaching to an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

1.33           “Effective Date” has the meaning ascribed to such term in Section 2.2.

1.34           “Effective Time” has the meaning ascribed to such term in Section 2.2.

1.35           “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax.

1.36           “Employee Benefit Plan” shall mean each ERISA Plan and each other pension, profit sharing, retirement, bonus, incentive, change in control, equity compensation, health, welfare, disability, loan or loan guaranty, fringe benefit, vacation, sick pay, salary continuation, deferred compensation, stock option, stock purchase, severance pay or other insurance plan, arrangement or practice, whether written or otherwise, for current or former officers, directors, or employees, which currently is, or within the immediately preceding six years was, established, maintained, contributed to or legally obligated to be contributed to by the Company or by a current or former ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate otherwise have any liability or obligation.

1.37           “Employee List” has the meaning ascribed to such term in Section 3.9.1.

1.38           “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorney’s fees and disbursements and consultants’ fees, any of which are incurred at any time arising out of, based on or resulting from (i) the presence or release of Hazardous Materials into the environment, on or prior to the Closing, upon, beneath, or from any Real Property, Former Real Property or other location (whether or not owned by the Company) where the Company conducted operations or generated, stored, sent, transported, or disposed of Hazardous Materials, (ii) any violation of Environmental Requirements by the Company on or prior to the Closing.

1.39           “Environmental Requirements” means all applicable statutes, regulations, rules, ordinances, codes, policies, advisories, guidance, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to: (A) occupational health or safety; (B) the protection of human health or the environment; (C) the treatment, storage, disposal, handling, Release or Remediation of Hazardous Materials; or (D) exposure of persons to Hazardous Materials.

1.40           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rules issued thereunder.

1.41           “ERISA Affiliate” shall mean any corporation which is a member of a controlled group of corporations with the Company within the meaning of Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with the Company within the meaning of Section 414(c) of the Code or a member of an affiliated service group with the Company within the meaning of Section 414(m) or (o) of the Code.

1.42           “ERISA Plan” shall mean any Pension Plan and any Welfare Plan.

1.43           “Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

1.44           “Escrow Agreement” has the meaning ascribed to such term in Section 5.3(a).

1.45           “Escrow Fund” means the General Escrow Amount and the Deferred Revenue Escrow Amount, held by the Escrow Agent pursuant to the Escrow Agreement and this Agreement.

1.46           “Exchange Act” has the meaning ascribed to such term in Section 4.6.

1.47           “Executive Management” means those Persons identified in Schedule 1.47 as Executive Management (members of which include Alex Blum and David Lapter).

1.48           “Financial Statements” has the meaning ascribed to such term in Section 3.3.1(a).

1.49           “Former Real Property” means any real property in which the Company heretofore held but no longer holds a fee, leasehold or other legal, beneficial or equitable interest.

1.50            “GAAP” has the meaning ascribed to such term in Section 3.3.1(b).

1.51           “General Escrow Amount” means 528,507 KIT Common Shares, for a period not to exceed fifteen (15) months following the Closing Date (or such longer period as is necessary to resolve any Claims pending at the fifteen (15) month anniversary of the Closing Date), pursuant to the terms of the Escrow Agreement and this Agreement.

1.52           “Governmental Authority” means any governmental agencies, departments, commissions, boards, bureaus, instrumentalities, courts or tribunals of the United States, the states and political subdivisions thereof.

1.53           “Hazardous Materials” means any substance:  (i) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (ii) that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminate” under any Environmental Requirement; (iii) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; (iv) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation.

1.54           “Infringement”, “Infringe”,  “Infringing” or “Infringed” (whether or not capitalized) and related verbs mean when used in Section 3.6.2 any or all uses that violate the rights of the Intellectual Property owner.

1.55           “Intellectual Property” means any and all of the following as existing under the laws of any jurisdiction throughout the world: patent disclosures, patent and design patent rights (including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations and extensions thereof), inventions, discoveries and improvements, whether patentable or not; trademarks, service marks, trade names, trade dress, and all goodwill symbolized by or associated with any of the foregoing; copyrights, works of authorship whether or not published and whether or not fixed in tangible form, moral rights, neighboring rights, performer’s rights, rights arising under any law or convention granting protection analogous to or in lieu of copyright protection (including but not limited to for the protection of phonograms); rights relating to trade secrets (including trade secrets as defined in both common law and applicable statutory law), confidential business, technical and know-how information; Internet domain names, World Wide Web URLs and addresses; software source codes and object codes, databases, database rights, and rights in data; rights of publicity, rights regarding the use of any person’s name, likeness, or biography, and rights regarding the use of any video or audio recording of any person; all rights acquired by license with respect to any of the foregoing; all registrations granted or pending with respect to any of the foregoing; and all causes of action against any person for the infringement of any of the foregoing.

1.56           “Interim Balance Sheet” has the meaning ascribed to such term in Section 3.3.1(a).

1.57           “IRS” means the Internal Revenue Service.

1.58           “KIT” means KIT digital, Inc., a Delaware corporation.

1.59           “KIT Indemnified Parties” has the meaning ascribed to such term in Section 8.1.

1.60            “KIT Common Shares” means shares of the common stock of KIT.

1.61           “KIT Common Share Price” means $15.61.

1.62           “Last Balance Sheet Date” has the meaning ascribed to such term in Section 3.3.1(a).

1.63           “Law” means any foreign, domestic, federal, state or local constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Authority and any Order.

1.64           “Leased Property” has the meaning ascribed to such term in Section 3.6.1(a).

1.65           “Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

1.66           “Letter of Transmittal” has the meaning ascribed to such term in Section 2.5(b).

1.67            “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

1.68           “Material Adverse Effect” means any change, event, development, effect or circumstance (i) that is, or is reasonably likely in the future to be, materially adverse to the business, operations, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, earnings or other results of operations, or the financial condition  of the Company or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated hereby; other than (in each case of (i) or (ii)), an event, change, circumstance or effect, alone or in combination, attributable to (A) general economic conditions or events, changes, circumstances or effects arising out of or affecting the securities or financial markets generally, (B) changes or events arising from or as a result of the identity of KIT or any of its Affiliates, the consummation of the transactions contemplated by, or the execution, announcement or performance of, this Agreement, (C) events, changes, circumstances or effects generally affecting the Company’s industry, (D) changes in laws or GAAP or in the authoritative interpretations thereof, or (E) acts of war, hostilities, sabotage or terrorism or any escalation thereof or earthquakes, floods or other acts of nature.

1.69             “Material Contract” means a Contract which involves or may reasonably be expected to involve the payment to or by the Company of more than $50,000 per annum over the term of that Contract, a Contract or commitment relating to borrowed money, a Contract containing a non-competition or non-solicitation covenant or other provision that restricts the Business or any other Contract that is otherwise material to the operation of the Business.

1.70           “Merger” has the meaning ascribed to such term in Section 2.1.

1.71           “Merger Consideration” means $51,500,000 (plus the aggregate exercise price of all vested Company Options and all Company Warrants) in KIT Common Shares, subject to adjustment and qualifications set forth in this Agreement.  The aggregate number of KIT Common Shares deliverable at the Closing (prior to adjustments) shall be determined by dividing $51,500,000 (as adjusted as required by this Agreement) by the KIT Common Share Price.

1.72           “Merger Sub” has the meaning ascribed to such term in the preamble.

1.73           “Money Laundering Laws” has the meaning ascribed to such term in Section 3.21.

1.74           “Multiemployer Plan” means a plan as defined in Section 3(37) of ERISA.

1.75           “Net Deferred Revenue” has the meaning set forth on Schedule 1.74.

1.76            “OFAC” has the meaning ascribed to such term in Section 3.20.

1.77            “Order” means any decree, injunction, judgment, decision, order, ruling, assessment or writ.

1.78           “Other Intellectual Property” means Intellectual Property used in the Business that is not Owned Intellectual Property.

1.79           “Owned Intellectual Property” means Intellectual Property used in the Business that is owned by the Company.

1.80           “Payment Certificate” has the meaning ascribed to such term in Section 5.10.

1.81           “Pension Plan” shall mean each employee pension benefit plan within the meaning of Section 3(2) of ERISA which is established, maintained or as to which there is an obligation to contribute by or on behalf of the Company or any ERISA Affiliate, or under which the employees of the Company or any ERISA Affiliate receives any benefits.

1.82           “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not material to the Business, operations or financial condition of the Company and that are not resulting from a breach, default of violation by the Company of any Material Contract or Law, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty provided an appropriate reserve has been established therefor accordance with GAAP; (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect; (iv) conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property owned or leased by the Company and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property; (v) with respect to Leased Property, Liens (including indebtedness) encumbering the fee interest title in any Leased Property and not attributable to the Company; and (vi) the Liens set out in Schedule 1.82.

1.83           “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Authority.

1.84           “Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

1.85           “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending at the end of the day on the Closing Date.

1.86           “Preferred Stock” means any or all of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company, as applicable.

1.87           “Preferred Stockholders” means the holders of outstanding shares of Preferred Stock.

1.88           “Property Leases” has the meaning ascribed to such term in Section 3.6.1.2.

1.89           “Public Software” has the meaning ascribed to such term in Section 3.6.2(i).

1.90           “RBC Pay-off Amount” has the meaning ascribed to such term in Section 6.5.

1.91           “Real Property” has the meaning ascribed to such term in Section 3.6.1(a).

1.92           “Restriction” has the meaning ascribed to such term in Section 2.4(j)(B).

1.93           “Revenues” has the meaning defined and calculated in accordance with U.S. GAAP and AICPA Statement of Position (SOP) No. 97-2, Software Revenue Recognition and the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104.

1.94            “SEC Reports” has the meaning ascribed to such term in Section 4.6.

1.95           “Securities Act” has the meaning ascribed to such term in Section 4.6.

1.96           “Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.

1.97           “Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.001 per share.

1.98           “Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.001 per share.

1.99           “Severance Costs” means the aggregate of the maximum severance or termination payments the Company would be contractually obligated to pay as a result of the termination of employment of all individuals employed by the Company as of December 31, 2010 or at any time thereafter up to the Closing.  For avoidance of doubt, such maximum termination payments are set out in Schedule 3.9.2.

1.100         “Stockholder Representative” has the meaning ascribed to such term in the Preamble.

1.101         “Stockholders” has the meaning ascribed to such term in the recitals.

1.102         “Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

1.103         “Subordinated Debt Pay-off Amount” has the meaning ascribed to such term in Section 6.6.

1.104         “Surviving Corporation” has the meaning ascribed to such term in Section 2.1.

1.105         “Taxes” means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment, including, without limitation, property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, documentary stamp, gains, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority which are payable by the Company.

1.106         “Tax Return” includes any material report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with taxes.

1.107         “Transfer” has the meaning ascribed to such term in Section 2.4(j)(B).

1.108         “Transfer Agent” means the transfer agent of KIT, which on the date hereof is Continental Stock Transfer & Trust Company, a New York corporation.

1.109         “Transfer Taxes” has the meaning ascribed to such term in Section 2.9.

1.110         “Welfare Plan” shall mean each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which is established, maintained or to which there is an obligation to contribute by or on behalf of the Company or any ERISA Affiliate, or under which the employees of the Company or any ERISA Affiliate receives any benefits.

1.111         “Weighted Average Price” means the average of the closing price per KIT Common Shares for the period of time specified prior to the relevant date (or event), with a weighting factor for trading volume, on The Nasdaq Global Stock Market (or, if the shares of KIT Common Shares are not then traded on The Nasdaq Global Stock Market but are traded on any internationally recognized stock exchange, which shall include without limitation the London Stock Exchange (including the London AIM), the New York Stock Exchange, the Toronto Stock Exchange and the Tokyo Stock Exchange, as reported on the applicable website of such internationally recognized stock exchange (or such internationally recognized  stock exchange which is the primary exchange based on the volume of shares of KIT Common Shares, if there are multiple such internationally recognized stock exchanges), or if such website is unavailable, as reported on the website www.bloomberg.com).  In calculating the Weighted Average Price there shall be excluded any directly placed securities under an S-3 registration statement or prospectus supplement.

1.112       “Working Capital” shall be the working capital of the Company as of 11:59 pm local time on the evening before the Closing Date which amount shall be calculated as the sum, accumulated in the normal course of business, of (i) the book value of all current liquid assets of the Company (including all cash, cash equivalents (including certificates of deposits, money market account balances, bank account balances and government backed investment grade securities), accounts receivable, prepaid expenses, prepaid commissions, and deposits) excluding all inventory and doubtful receivables (including, without limitation, all receivables that are more than 90 days old) minus (ii) the sum of all liabilities of the Company (including accounts payable, accrued expenses, Net Deferred Revenue, current portion of real estate leases then accrued and payable, indebtedness for borrowed money, capital leases, contingent tax liabilities, the RBC Pay-Off Amount and Subordinated Debt Pay-Off Amount all accrued severance costs through the Closing Date and any other liabilities of the Company scheduled in Schedule 1.112, in all cases in (i) and (ii) as incurred in the ordinary course of business consistent with past practice (in terms of both frequency and magnitude, except as otherwise expressly contemplated hereby) and reflected on the balance sheet of the Company as of the aforesaid date and time.
ARTICLE II

THE MERGER

2.1           The Merger.  At the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub shall cease (the “Merger”), and the Company will be the surviving corporation (the “Surviving Corporation”) and a subsidiary of KIT.  The separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger and the Company shall succeed to all of the rights and properties of Merger Sub and shall be subject to all of the debts and liabilities of Merger Sub all in accordance with the applicable provisions of the DGCL.

2.2           Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place (a) at the offices of Pedley & Gordinier, PLLC, 10600 Timberwood Circle, Suite 1, Louisville, Kentucky at such time as this Agreement is signed by all parties hereto or (b) at such other place and time or on such other date as KIT, Merger Sub and the Company may agree.  As soon as practicable following the Closing and in no event later than the end of the next Business Day, the parties hereto shall cause the Certificate of Merger (the “Certificate of Merger”), in substantially the form attached hereto as Exhibit 2.2 hereto, to be filed with the Office of the Secretary of State of the State of Delaware.  The Merger shall thereupon become effective as of the date of filing in accordance with the DGCL; the time of such effectiveness is hereinafter referred to as the “Effective Time”; and the date of such effectiveness is hereinafter referred to as the “Effective Date.”

2.3           Organizational Documents; Management.  At the Effective Time, (i) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, which such Certificate of Incorporation shall be amended to read as attached to the Certificate of Merger, (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, (iii) the directors of Merger Sub shall be the directors of the Surviving Corporation, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and applicable provisions of the DGCL, and (iv) the officers of Merger Sub shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation. The parties hereto acknowledge that the Certificate of Incorporation of the Surviving Corporation, as amended to read in the form attach to the Certificate of Merger, will be, in all material respects, identical to that of the Merger Sub excepting that the name of the Surviving Corporation stated therein, which shall be changed to “KickApps Corporation” and changes resulting from the removal of information regarding the incorporation of the Merger Sub.

2.4           Conversion of Securities.

(a)           Company Capital Stock.  Subject to the terms of Section 2.6, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, or any of the Stockholders, each then outstanding share of Company Capital Stock shall be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share of Company Capital Stock in accordance with the terms of Section 2.5, the portion of the cash and KIT Common Shares as are determined to comprise the Merger Consideration as set forth below in Section 2.4(b), subject to Section 2.4(f), Section 2.4(h), and Section 2.4(i), all upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement, and the indemnification, escrow and other provisions set forth in this Agreement.  Notwithstanding anything to the contrary set forth herein, the aggregate amounts payable with respect to all outstanding shares of Company Capital Stock shall not exceed the Merger Consideration.  Any outstanding shares of the Company Capital Stock held by the Company or Merger Sub at the Effective Time will be cancelled without payment of any consideration and cease to exist.  At and after the Effective Time, and subject to Section 2.6, each holder of a certificate that represented issued and outstanding shares of the Company Capital Stock immediately prior to the Effective Time (each a “Certificate”) shall cease to have any rights as a stockholder of the Company, except for the right to surrender his Certificate in exchange for the consideration payable, if any, in respect of the shares of the Company Capital Stock represented by such Certificate pursuant to this Section 2.4. At the Effective Time, by virtue of the Merger and without any action on the part of KIT, Merger Sub or the Company, each share of Company Capital Stock that is outstanding and owned by the Company as treasury stock as of immediately prior to the Effective Time shall cease to be outstanding, shall be canceled without payment of any consideration therefor and shall thereupon cease to exist.

(b)           Capital Stock.  At the Effective Time, and subject to adjustment pursuant hereto, each outstanding share of Company Capital Stock shall be cancelled and extinguished, with each outstanding share of (i) Series A Preferred Stock automatically converted into the right to receive upon surrender of the Certificate representing such share of Series A Preferred Stock 0.0530627 KIT Common Shares; (ii) Series B Preferred Stock automatically converted into the right to receive upon surrender of the Certificate representing such share of Series B Preferred Stock 0.0530627 KIT Common Shares; (iii) Series C Preferred Stock automatically converted into the right to receive upon surrender of the Certificate representing such share of Series C Preferred Stock  0.0681543 KIT Common Shares and (iv) Common Stock automatically converted into the right to receive upon surrender of the Certificate representing such share of Common Stock  0.0146258 KIT Common Shares. Where the aggregate number of KIT Common Shares deliverable to any Person pursuant to this Agreement either pursuant to Section 2.5 or upon any release of the Escrow Fund is less than a whole share, then the number of KIT Common Shares issuable to such Person shall be rounded to the nearest whole share.  The foregoing notwithstanding, with respect to any Stockholder holding Common Stock at the Effective Time who will receive less than $7,500.00 in total Merger Consideration (including KIT Common Shares valued at the KIT Common Share Price) such Stockholder shall in lieu of receiving KIT Common Shares receive cash consideration from KIT in the amount equal to the KIT Common Shares otherwise issuable to such Stockholder multiplied by the KIT Common Share Price; provided that the aggregate amount of cash consideration so distributed will not exceed 15% of the Merger Consideration.  Any outstanding promissory note debt of any Stockholder to the Company will be deducted from the Merger Consideration payable to such Stockholder.

(c)           Company Options.  Each vested Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall be converted into rights to receive cash in accordance with this Section 2.4(c).  As of the Effective Time, the Company shall pay to each holder of vested Company Options (each an “Optionholder” and collectively, the “Optionholders”) an amount of cash for each share of Common Stock then issuable upon exercise of such vested Options equal to the Merger Consideration per share of Common Stock less the applicable exercise price of each such vested Company Option, which shall be the amount set forth in the Payment Certificate.  Such payment shall be net of all required tax withholdings, the amount of which is also specified for each Optionholder on the Payment Certificate.  Any cash payments made with respect to Company Options will be reflected in Estimated Working Capital and Closing Working Capital, as applicable.  The Company Option Plan and all Company Options (whether vested or unvested) will be terminated at the Effective Time.

(d)           Company Warrants.  No outstanding warrants or other rights to acquire shares of Company Capital Stock or any other shares or securities of the Company (whether or not exercisable or vested) (“Company Warrants”) shall be assumed by the Surviving Corporation, and each such Company Warrant shall be canceled or terminated prior to the Closing.  Prior to the Closing, and subject to the review and approval of KIT, the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 2.4(d) under all agreements relating to Company Warrants, including delivering all required notices and obtaining any required consents.

(e)           Capital Stock of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, KIT, or any of the stockholders of Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each stock certificate evidencing ownership of any such shares of common stock of Merger Sub shall thereafter evidence ownership of an equivalent number of shares of common stock of the Surviving Corporation.

(f)           Withholding Taxes. After consultation with Stockholder’s Representative regarding the amount of any deductions or withholdings, each of Merger Sub and its agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, to any Person such amounts as Merger Sub and/or its agents may reasonably determine it is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.

(g)           No Further Ownership Rights in Company Capital Stock.  Subject to Section 2.6, at and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender his or her Certificate in exchange for the Merger Consideration to be received by such Person, if any, and except as otherwise provided by applicable law, and no transfer of shares of the Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation.

(h)           Increase or Reduction for Working Capital.  Prior to the date of the Agreement the Company provided KIT with a calculation (the “Estimated Working Capital”) of the Working Capital of the Company as of January 15, 2011 (such statement, the “Estimated Working Capital Statement”), prepared from the books and records of the Company and calculated in accordance with GAAP applied consistently with the preparation of the Company’s historical financial statements (where permitted under GAAP) (the “Accounting Principles”).  The Estimated Working Capital Statement shall be subject to KIT’s approval, which approval is not to be unreasonably withheld.  The Merger Consideration payable at the Closing shall be increased or decreased, as the case may be, by the amount by which the Estimated Working Capital is greater than or less than zero dollars ($0.00), with (i) any increase being allocated only to Preferred Stockholders pro rata based on the amount otherwise payable to them and (ii) any decrease reducing the payment only of holders of Preferred Stock pro rata based on the amount otherwise payable to them.  Increases or decreases in the Merger Consideration shall be paid in KIT Common Shares, with the shares being valued at the KIT Common Share Price.  An example of the calculation of Working Capital as of January 15, 2011 is set forth on Schedule 2.4(h)-1.

(i)            Reduction for Escrow Fund.  The Preferred Stockholders’ right to receive KIT Common Shares pursuant to Section 2.4(b) shall be reduced pro rata (based on the amount otherwise payable hereunder to the Preferred Stockholders based on the Preferred Stock held by them at the Effective Time) by the Escrow Fund to be deposited with the Escrow Agent.  The Common Stockholders’ right to receive the KIT Common Shares pursuant to Section 2.4(b) shall not be subject to any reduction for the Escrow Fund.

(j)            Restricted Securities; and Lock-Up.

(A)               The KIT Common Shares issuable pursuant to this Agreement shall constitute “restricted securities” under the Securities Act and may only be sold or transferred in accordance with Rule 144 thereunder, when, if and to the extent that such exemption from registration is available to the holder of such securities.  Except as set forth in Section 7.3, KIT is not undertaking to register any KIT Common Shares issued pursuant to this Agreement and before permitting any transfer of any KIT Common Shares issued hereunder may require an opinion in form and substance acceptable to KIT that such transfer is exempt from the registration requirements of the Securities Act.

(B)               With respect to KIT Common Shares comprising part of the Merger Consideration issued upon the Closing in exchange for Preferred Stock of the Company and for the Common Stock held by the individuals listed on Schedule 2.4(j)(B), such KIT Common Shares shall be subject to the restriction that holder and owner thereof may not make any sale, any short sale of, loan, grant any option for the purchase of, or otherwise assign, pledge, hypothecate or dispose of (collectively, “Transfer”) any such shares for a period of twenty -four (24) months following the Closing Date (the “Restriction”), except (i) upon the first anniversary of the Closing, sixty percent (60%) of the KIT Common Shares received by each Stockholder subject to the Restriction shall automatically be released from the Restriction, and (ii) as otherwise expressly consented to by KIT.   In all events, Section 2.4(j)(A) shall continue to apply to all KIT Common Shares comprising the Merger Consideration.  The foregoing notwithstanding, the Restriction shall automatically terminate if at any time the Weighted Average Price for any 20-day period is less than $7.80 (as equitably adjusted for any stock split, reverse stock split, stock dividend or recapitalization of KIT occurring after the Closing).  Except for those individuals listed on Schedule 2.4(j)(B), the KIT Common Shares comprising part of the Merger Consideration issued upon the Closing in exchange for Common Stock of the Company shall not be subject to this Section 2.4(j)(B).

(C)               Each certificate representing KIT Common Shares shall bear the following legends to the extent applicable to the holder of such KIT Common Shares:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE 1933 ACT, SUCH LAWS AND THE MERGER AGREEMENT DATED JANUARY 27, 2011 BY AND AMONG KIT DIGITAL, INC., DEALAPPS CORPORATION AND KICKAPPS CORPORATION (THE “MERGER AGREEMENT”), AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTION ON TRANSFER AND OTHER CONDITIONS AND RESTRICTIONS, AS MAY BE SPECIFIED IN THE MERGER AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF KIT DIGITAL, INC. AND WILL BE FURNISHED WITHOUT CHARGE TO THE STOCKHOLDER OF SUCH SHARES UPON WRITTEN REQUEST.”

(D)               KIT shall have the absolute right to give instructions to any transfer agent for its capital stock to give effect to the provisions of this Section 2.4(j).

(k)           In order to comply with Nasdaq market rules, in no event shall KIT issue a number of shares of KIT Common Shares under this Agreement equal to or more than 19.9% of its outstanding KIT Common Shares, determined before the Closing (and including all related acquistions), and to the extent that by issuing KIT Common Shares would exceed such threshold or otherwise result under Nasdaq rules that the transactions subject hereto be approved by the stockholders of KIT, KIT may in lieu of issuing and delivering any or all KIT Common Shares pursuant to this Agreement pay cash in lieu thereof to the Stockholders at the address provided of such Stockholders.  The amount of cash will be equal to the number of shares of KIT Common Stock which would have been issued times the Weighted Average Price used to calculate the relevant number of shares that would have been issued to them.

2.5           Delivery of Merger Consideration.

(a)           Merger Sub to Provide Consideration. Subject to the terms of this Agreement, including Section 2.6, promptly after the Effective Time, KIT and Merger Sub shall deposit or cause to be issued and delivered to (i) each Stockholder its share of the Merger Consideration, less its share of the Escrow Fund, and (ii) the Escrow Agent, an amount equal to the Escrow Fund.

(b)           Procedures.  Each of the Stockholders shall deliver to the Transfer Agent a signed letter of transmittal in such form as set forth on Exhibit 2.5(b) hereto (the “Letter of Transmittal”) together with a Certificate or Certificates representing its shares of Company Capital Stock together with stock powers executed in blank.  The Letter of Transmittal shall provide that as soon as reasonably practicable following the later to occur of Closing or surrender of such Certificate or Certificates and delivery of a signed Letter of Transmittal, the portion of the Merger Consideration due to such Stockholder (less any amounts subject to the Escrow Agreement) shall be mailed to such Stockholder as set forth in the Letter of Transmittal.  The Letter of Transmittal shall contain customary representations, warranties and covenants, including, without limitations, representations as to the Stockholder’s right title and interest in the Company Capital Stock subject to the Certificate or Certificates, legal authority to transfer such Certificate or Certificates, tax identification information (and status).  The Letter of Transmittal shall acknowledge that (i) no interest shall be paid in respect of any Merger Consideration delivered subsequent to the Effective Date, and (ii) in the event of a conflict between the terms of the Letter of Transmittal and the Payment Certificate, the terms of the Payment Certificate shall govern and control, and the Stockholder releases the Transfer Agent, KIT, Merger Sub and Surviving Corporation for any loss, cost, claim or demand relating to any such conflict or payment made in reliance upon the Payment Certificate.  Subject to any contrary instructions contained in any Letter of Transmittal, KIT shall issue and deliver stock certificates for the Merger Consideration in the names of the Stockholders, provided that KIT Common Shares held on behalf of any Stockholder as part of the Escrow Fund shall be in the name of the Escrow Agent as escrow agent for such Stockholder.

2.6           Dissenter Rights.

(a)           Dissenting Shares.  Any shares of the Company Capital Stock held by a holder who has, subject to Section 2.6(b), demanded and perfected  appraisal or dissenter’s rights for such shares in accordance with the DGCL and who, following the Effective Date within the statutory period provided by the DGCL, has not effectively withdrawn, waived, surrendered or lost such appraisal or dissenter’s rights (“Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the Merger Consideration pursuant to Section 2.4(b), but the holder thereof shall only be entitled to such rights as are granted by the DGCL (such payments pursuant to the DGCL, “Dissenting Share Payments”).

(b)           Notwithstanding the provisions of Section 2.6(a), if any holder of Dissenting Shares shall effectively withdraw, waive, surrender or lose (through the passage of time, failure to demand or perfect or otherwise) the right to demand and perfect appraisal or dissenter’s rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, the shares of the Company Capital Stock theretofore constituting Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration per share payable in respect of such Company Capital Stock pursuant to and subject to the terms and conditions of this Agreement upon delivery of a Letter of Transmittal and surrender of the Certificate(s) representing such Company Capital Stock and delivery of a duly executed stock power, and any other items required by Section 2.5 or reasonably requested by counsel to the Surviving Corporation.

(c)           As soon as practicable, the Company shall give Merger Sub (i) prompt written notice of any written demand for the purchase by the Company of any shares of the Company Capital Stock received by the Company pursuant to the applicable provisions of the DGCL regarding dissenter’s or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Merger Sub, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.  After the Effective Date, the Surviving Corporation shall solely control all negotiations and proceedings related to such demands.

2.7          Working Capital Adjustment.

(a)           Not later than the one hundred twentieth (120th)  day immediately following the Closing Date, KIT shall deliver to the Stockholder Representative and KIT a calculation (the “Closing Working Capital”) of the Working Capital of the Company as of 11:59 pm local time on the date immediately preceding the Closing Date (such statement, the “Closing Statement”), prepared from the books and records of the Company and calculated in accordance with the Accounting Principles.  KIT shall make the work papers, backup materials, and books and records used in preparing the Closing Statement available to the Stockholder Representative, and Stockholder Representative’s accountants and legal counsel, at reasonable times and upon prior notice following the delivery of the Closing Statement by KIT to the Stockholder Representative.

(b)           If the Stockholder Representative disagrees with the determination of the Working Capital as shown on the Closing Statement, the Stockholder Representative shall notify KIT in writing (a “Protest Notice”) of such disagreement within thirty (30) days after delivery of the Closing Statement, which Protest Notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement, and provide, to the extent available to the Stockholder Representative, supporting documentation for each such disagreement; provided, however, that failure to so provide, or the partial provision of, supporting documentation shall, in no way, have any effect on the validity of the Protest Notice.

(c)           If the Stockholder Representative timely delivers a Protest Notice to KIT, KIT and the Stockholder Representative shall attempt to resolve any such objections within fifteen (15) days after delivery by the Stockholder Representative of the Protest Notice.  If the parties are unable to resolve all disagreements identified by the Stockholder Representative within fifteen (15) days after delivery to KIT of the Protest Notice, then KIT and the Stockholder Representative shall each submit the name of an accounting firm that is nationally recognized in the United States and has not in the prior two years provided services to either KIT, the Stockholder Representative, the Company or their respective Affiliates, and one firm shall be selected by lot (i.e., at random) from these two firms (the firm selected, the “Accounting Arbitrator”).  Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Accounting Arbitrator.  The Accounting Arbitrator shall (i) act in its capacity as expert and not as an arbitrator, (ii) for purposes of this Section 2.7, review only those items and amounts set forth in the Closing Statement as to which there is a dispute between the Company and KIT, (iii) for purposes of this Section 2.7, be instructed that the scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether the calculation of the Closing Working Capital was done in accordance with the Accounting Principles or whether there were any mathematical errors in the calculation of the Closing Working Capital, and that the Accounting Arbitrator is not to make any other determination, and (iv) be instructed to reach its conclusions regarding any such dispute between the Company and KIT within thirty (30) days after its appointment and to provide a reasonably detailed written explanation of its decision with respect to each disputed item.  In the event that KIT or the Company submits any dispute under the process set forth in this Section 2.7, each such party may submit materials to the Accounting Arbitrator, with a copy to the non-submitting party, setting forth the position of such submitting party with respect to such dispute, to be considered by such Accounting Arbitrator as it deems fit; provided, however, that the Accounting Arbitrator shall not delay or extend the thirty-day period for it to reach its conclusions and to provide a written explanation of its decision.  The determination of the Accounting Arbitrator shall be final and binding on the parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq.  Any expenses relating to the engagement of the Accounting Arbitrator shall be shared equally by the Stockholders and KIT and, with respect to the portion to be paid by the Stockholders, shall be paid for out of the Escrow Fund.

(d)           If the Stockholder Representative does not deliver the Protest Notice within the thirty (30) day period specified in Section 2.7(b) above, the Closing Statement, together with KIT’s calculation of the Closing Working Capital reflected thereon, shall be deemed to have been accepted by all of the parties to this Agreement and the Stockholders and shall become the “Final Closing Statement.”  In the event that the Stockholder Representative delivers a Protest Notice in accordance with the provisions above and KIT and the Stockholder Representative are able to resolve such dispute by mutual agreement, the Closing Statement, together with KIT’s calculation of Closing Working Capital reflected thereon, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement and the Stockholders and shall become the “Final Closing Statement.”  In the event that the Stockholder Representative delivers a Protest Notice in accordance with the provisions above and KIT and the Stockholder Representative are unable to resolve such dispute by mutual agreement, the determination of the Accounting Arbitrator shall be final and binding on the parties and the Closing Statement, together with KIT’s calculation of Closing Working Capital reflected thereon, in each case to the extent modified by the Accounting Arbitrator, shall be deemed to have been accepted by all of the parties to this Agreement and the Stockholders and shall become the “Final Closing Statement.”  The calculation of Closing Working Capital reflected on any such Final Closing Statement shall be conclusive and binding on all of the parties to this Agreement and the Stockholders and no further adjustments shall be made thereto.

(e)              (i) In the event that the amount of the Closing Working Capital as reflected on the Final Closing Statement is less than the Estimated Working Capital, then KIT shall direct the Escrow Agent in writing to release to KIT from the General Escrow Amount contained in the Escrow Fund (without regard to the limitation set forth in Section 8.3(a)) the amount of the shortfall in KIT Common Shares, which shares shall reduce the number of KIT Common Shares otherwise distributable to the Preferred Stockholders (pro rata based on the number of KIT Common Shares issuable to each at the Closing).

(ii) If the Closing Working Capital as reflected on the Final Closing Statement is greater than the Estimated Working Capital, KIT shall within three (3) Business Days of the determination of the Final Closing Statement issue instructions to its Transfer Agent to issue to the Preferred Stockholders (pro rata based on the number of KIT Common Shares issuable to each at the Closing) the amount by which the Closing Working Capital as reflected on the Final Closing Statement exceeds the Estimated Working Capital in KIT Common Shares.

(iii)           No interest shall be paid in respect of any adjustment to the Merger Consideration as a result of the payment of sums in respect of Closing Working Capital as provided in this Section 2.7(e) subsequent to the Effective Date.

(iv)           Subject to the foregoing, all issuances or releases from the Escrow Fund of KIT Common Shares under this Section 2.7 shall be made on a pro rata basis based on the value of the KIT Common Shares determined by the Weighted Average Price thereof for the 20 trading days ending on the date that the Final Closing Statement becomes first not subject to protest herein or otherwise binding on KIT and the Stockholders.  Likewise any additional KIT Common Shares issued pursuant to Section 2.7(e)(ii) shall be valued at the Weighted Average Price thereof for the 20 trading days ending on the date that the Final Closing Statement becomes first not subject to protest herein or otherwise binding on KIT and the Stockholders.

2.8           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

2.9           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes imposed on a Stockholder and incurred by such Stockholder in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by such Stockholder and shall be paid by such Stockholder when due.  Each Stockholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by Law, Merger Sub and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation. If a Governmental Authority attempts to impose any liability for Transfer Taxes upon KIT, Merger Sub or Surviving Corporation, such entity may request, and the relevant Stockholder shall provide such entity with, evidence satisfactory to such entity that such Transfer Taxes have been paid by such Stockholder.

ARTICLE III

COMPANY REPRESENTATIONS
AND WARRANTIES

3.            Representations and Warranties of the Company.  Except as otherwise set forth in the Disclosure Schedules to this Agreement, the Company represents and warrants to Merger Sub and KIT, as of the date hereof, as follows:

3.1.           Organization and Qualification.  The Company is duly formed and validly existing as a corporation in good standing under the laws of the State of Delaware and has all corporate power and authority to own or lease and operate its properties and assets and to carry on the Business in the manner in which such Business is now being conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the Business or the character or location of the properties owned or leased by it makes such qualification necessary except where the failure to be so qualified, whether singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Company does not own, beneficially or otherwise, directly or indirectly, any equity securities or other securities or other ownership interest of any Person.
3.2.           Authority.  The Company has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement and all other agreements to be executed in connection herewith by the Company have been duly executed and delivered by the Company, have been duly authorized by all necessary corporate action by the Company (including, without limitation, any required authorization by the board of directors and shareholders of the Company) and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, marshaling, fraudulent conveyance and other laws affecting rights of creditors, debtors or equity holders generally.  Except for the filing of the Certificate of Merger and as otherwise set forth on Schedule 3.2, neither the execution and delivery of this Agreement or the Escrow Agreement nor compliance with the terms and provisions hereof or thereof will a(a) violate any provision of the certificate of incorporation, by-laws or other governing documents of the Company, (b)  violate any law, statute, regulation, judgment, injunction, order or decree of any Governmental Authority to which the Company is subject except, in all cases, such violations that would not have a Material Adverse Effect under this Agreement or (c) except as set forth on Schedule 3.2, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any of the Contracts, or give to others any rights of termination, amendment, acceleration or cancellation of any of the Material Contracts, or result in the creation of any Lien on the any of the Material Contracts, or (d) prohibit or materially impair the Company’s ability to perform its obligations under this Agreement or the Escrow Agreement.

3.3.         Financial Condition.

3.3.1.       Financial Statements.

(a)           Set forth on Schedule 3.3.1 are copies of the following (collectively, the “Financial Statements”):  (i) the audited financial statements of the Company for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, including balance sheets as at December 31, 2009, December 31, 2008 and December 31, 2007 (the balance sheet as at December 31, 2009, the “Last Balance Sheet Date”); (ii) the related statements of income and of changes in financial position for the fiscal years then ended; (iii) the unaudited interim financial statements of the Company for the twelve month period ended December 31, 2010, including a balance sheet as at December 31, 2010 (the “Interim Balance Sheet”); and (iv) the related statements of income and of changes in financial position for the seven month period then ended.

(b)           The Financial Statements:  (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered; (iii) reflect and provide reserves, including all known contingent liabilities which in the opinion of the Company are adequate, including all known contingent liabilities as of their respective dates; and (iv) present fairly the consolidated financial condition of the Company at such date and the results of its operations for the fiscal period then ended.

(c)           The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company.  Neither the Company nor, to the knowledge of the Company, any employee, agent or shareholder of the Company, directly or indirectly, has made any payment of funds of any such entity or received or retained any funds in violation of any applicable law, rule or regulation.

3.3.2.       Absence of Certain Changes.  Except as set forth on Schedule 3.3.2, since December 31, 2010, the Company has used commercially reasonable efforts to preserve the business organization of the Company intact, to keep available to the Company the services of all current officers and employees necessary to the Business and to preserve the goodwill of the customers and employees having business relations with the Company.  Since December 31, 2010, the Company has conducted its business in the ordinary course, has maintained its assets and properties in at least as good order and condition as existed on December 31, 2010 (other than wear as may be accounted for by reasonable use) and as is necessary to continue to conduct its business.  Except as set forth on Schedule 3.3.2 since December 31, 2010 the Company has not:

(a)           conducted the Business in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement; or

(b)           except as required by their terms, amended, terminated, renewed/failed to renew or renegotiated any Material Contract to which the Company is a party or by which it is bound, or defaulted (or taken or omitted to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its material obligations under any Material Contract or entered into any new Material Contract or taken any action that would reasonably be expected to result in the discontinuance of its material customer relationships; or

(c)            terminated, amended or failed to renew any existing insurance coverage; or

(d)           suffered any damage, destruction or loss in excess of $50,000, whether or not covered by insurance, affecting the Company Assets or the Business; or

(e)            terminated or failed to renew or preserve any material permits; or

(f)            incurred or agreed to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Company of more than $10,000 in any specific case or $50,000 in the aggregate outside of the ordinary course of business; or

(g)           made any loan, guaranty or other extension of credit, or entered into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director Person; or

(h)           incurred any indebtedness for borrowed money, guaranteed any indebtedness of any Person or guaranteed any debt securities of any person or entity; or

(i)            issued, sold, redeemed or acquired for value, or agreed to do so, any debt obligations or equity securities of the Company (other than with respect to the exercise of outstanding Company Options or Company Warrants); or

(j)            sold, leased, licensed, transferred, mortgaged, encumbered or otherwise disposed of any assets or any liabilities, except (A) for dispositions of property not greater than $15,000 in any specific case or $50,000 in the aggregate, or (B) in the ordinary course of business consistent with past practices; or

(k)           declared, issued, made or paid any dividend or other distribution of assets or its capital stock, whether consisting of money, other personal property, real property or other thing of value, to its stockholders, or split, combined, divided, distributed or reclassified any shares of its equity securities; or

(l)           changed or amended its certificate of incorporation or bylaws; or

(m)           made special, accelerated or extraordinary payments to any Person in excess of $5,000 in the aggregate; or

(n)           made any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

(o)           compromised, contested or otherwise settled any claims or threatened, commenced or settled any Legal Proceeding against or otherwise involving the Company; or

(p)           made or changed any Tax election, made any change in any method or period of accounting or in any accounting policy, practice or procedure, filed any amended Tax Return, entered into any closing agreement or similar agreement or arrangement with respect to Taxes, settled or contested any Tax claim, taken any action to surrender any right to claim a refund or credit of Taxes, or consented to any waiver or extension of the limitation period applicable to any claim for Taxes; or

(q)           disposed of or permitted to lapse any rights with respect to Intellectual Property or its use;

(r)           other than as contemplated by this Agreement, made any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or otherwise) of a severance payment or other, termination payment, bonus, special remuneration or other additional salary or compensation to any director, officer, or other current employee of the Company; or

(r)           made any capital expenditures or commitments with respect thereto in excess of $25,000 in the aggregate; or

(s)   made any material change in the manner that the Company maintains its books and records;

(t)           adopted or changed accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP; or

(u)           made any expenditures or entered into any commitment or transaction exceeding $15,000 individually or $50,000 in the aggregate outside of the ordinary course of business; or

(v)           revalued any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable; or

(w)          acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets which are material, individually or in the aggregate, to the business of the Company; or

(x)           adopted or amended any Employee Benefit Plan, entered into any employment Contract, paid or agreed to pay any bonus or special remuneration to any director or employee of the Company, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees;

(y)           entered into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or
(z)           other than as contemplated by this Agreement, hired, promoted, demoted or terminated or otherwise changed the employment status or titles of any other employees, or encouraged any employees to resign from the Company; or

(aa)         entered into any lease of, or commitment to acquire or lease, any realty or any substantial item of machinery or equipment; or

(bb)        entered into any mortgage, pledge or permitted any Lien to be placed upon any of the Company Assets; or

(cc)   entered into any arrangement or performed any action that resulted in or is reasonable likely to result in Material Adverse Effect on the Company; or

(dd)         agreed to or made any commitment to take any actions prohibited by this Section 3.3.2 or any other action that would be reasonably likely to prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder.

3.3.3.       Indebtedness  The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company except:
(a)           as disclosed, reflected or reserved against in the Interim Balance Sheet;

(b)           for items set forth on Schedule 3.3.3;

(c)           for liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet; or

(d)           liabilities in respect of the Contracts.

3.4.         Tax Matters.

3.4.1.        Tax Returns; Disputes.  The Company has filed, within the time and in the manner prescribed by law, all federal, and all material state and local Tax Returns required to be filed by it and has paid all Taxes shown to be due thereon.  All such Tax Returns were correct in all material respects.  There are no outstanding assessments or taxes otherwise due that if not paid on a timely basis would result, on or after the Closing Date, in any Liens for Taxes on any of the Company Assets.  There is, to the knowledge of the Company, no pending or threatened United States federal or applicable state or local tax audits involving either the Company.

3.4.2.        Section 168.  None of the Company Assets owned or used by the Company is tax-exempt use property within the meaning of Section 168(h) of the Code.

3.5.         Legal Proceedings.

3.5.1.        Legal Proceedings Pending or Threatened.  Except as set forth on Schedule 3.5.1, there is no Legal Proceeding pending, or to the knowledge of the Company, threatened in writing, before any Governmental Authority in which the Company is a party or  which would reasonably be expected to materially and adversely affect the Company, the Company Assets or the Business. Schedule 3.5.1 sets forth all Legal Proceedings to which the Company is party, or has been a party since January 1, 2008.

3.5.2.        Business Enjoined.  Neither the Company, nor to the knowledge of the Company, any employee, manager or agent of the Company has been permanently or temporarily enjoined by any Order of any Governmental Authority from engaging in or continuing any conduct or practice material to the Business.

3.5.3.        Violation of Law; Permits.  The Company is not in violation of any provision of any material law, decree, order or regulation applicable to the Company or its Business, properties or assets, including, without limitation, those relating to antitrust or other anticompetitive practices, to employment practices (such as discrimination, health and safety), and to minority business enterprises, except for such violations which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company has all material permits required with respect to the Company Assets or in the conduct of the Business and the operation of the Real Property.

3.6.           Properties and Assets of the Company.  The Company owns or otherwise has the right to use all of the Company Assets.  Upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation will have good and marketable title to or the right to use the Company Assets that are currently owned by the Company, free and clear of all Liens, except for Permitted Liens, and with respect to all other Company Assets it has good and valid licenses to such Company Assets or other lawful rights to use such Company Assets.   To the knowledge of the Company, the Company Assets are sufficient in all material respects to permit the Merger Sub to carry on the Business as presently conducted by the Company.

3.6.1.        Title to Real Property.

(a)           The Company does not own any fee title in any real property and Schedule 3.6.1 is a true, correct and complete list and description of each lease of real property under which the Company currently is a lessee, lessor, sublessee or sublessor (the “Leased Property”).  The Leased Property and the real property subject to the Leases sometimes collectively are referred to as the “Real Property.”

(b)           The Company has a valid leasehold interest in the Leased Property and the Company’s interests therein are free and clear in each case of all Liens, except Permitted Liens, which either individually or in the aggregate would have a Material Adverse Effect on the present use, operation, value or enjoyment of any of the Leased Property.

(c)           Except as set forth on Schedule 3.6.1, the Leased Property currently is being used only as offices of the Company.

3.6.1.1.     Assessments.  To the knowledge of the Company, there is no special proceeding pending or threatened in writing, in which any taxing authority having jurisdiction over any of the Leased Property is seeking to materially increase the assessed value thereof.

3.6.1.2.    Property Leases.  True and complete copies of all leases to which the Company is currently a party respecting any Real Property and all other instruments granting such leasehold interests, rights, options or other interests (including all amendments, modifications and supplements thereto) have been delivered to KIT (the “Property Leases”).

3.6.1.3     No Breach or Event of Default; Property Leases.  With respect to the Property Leases, neither the Company, nor, to the knowledge of the Company, any other party to any Property Leases is in breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Property Leases.  All of the Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms.  All rental and other payments due from the Company under each of the Property Leases have been duly paid in accordance with the terms of such Property Leases.  The consummation of the transactions contemplated by this Agreement will not require the consent of any party to and will not constitute an event of default under or permit any party to terminate or change the existing terms of any Property Lease.

3.6.1.4     Violation of Law.    To the knowledge of the Company, none of the Real Property or any condition or activity thereon, any plants, buildings, fixtures, or improvements located thereon, or the current use, operation or maintenance thereof is in material violation of any material Law which either individually or in the aggregate would have a Material Adverse Effect. 3.6.1.5  Location.  The Company does not in the ordinary course of business currently maintain any material Company Assets outside of the States of California, Florida, Indiana, New Jersey, New York and Texas and in London, United Kingdom and Mumbai, India.

3.6.2.        Intellectual Property.

(a)            (i)           Schedule 3.6.2-1 contains a complete and correct list of all Material Contracts between the Company and any third party pursuant to which the Company is required to pay royalties to any third party in respect of Other Intellectual Property. There are no Other Intellectual Property included in the works listed on Schedule 3.6.2-1 for which no Contract exists.

(ii)           Schedule 3.6.2-2 contains a complete and correct list of all existing and pending registrations of patents, trademarks, service marks, and trade dress rights of the Company.  The Company possesses the original registration certificates for each of the foregoing.

All registrations listed on Schedule 3.6.2-2 are valid, enforceable and subsisting.  The Company has taken all reasonable actions with respect to the registration, maintenance and renewal fees in connection with such items have been paid, and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such items.  Schedule 3.6.2-2a contains a complete and correct list of any actions that must be taken by the Company within one hundred twenty (120) days after the Closing Date for the purpose of obtaining, maintaining, perfecting, preserving or renewing such items.  Schedule 3.6.2-3 contains a complete and correct list of all existing Material Contracts pursuant to which the Company has granted any rights in any Intellectual Property to any third party.

Merger Sub and KIT are relying on the Company for the completeness of the above schedules and any Contract or other  item omitted from any of such schedules will nevertheless be subject to all provisions of this Agreement, including but not limited to the warranties contained in this Section 3.6.2, notwithstanding such omission.

(b)           Except as set forth on Schedule 3.6.2-4, the Company has not received a “cease and desist letter” or any other written communication from any third party challenging the Company’s ownership or rights in any Owned Intellectual Property or in any Other Intellectual Property exclusively licensed by the Company, and to the knowledge of the Company, there is no action pending or threatened in writing against the Company or relating to the Business claiming that the Company or the Business has infringed or is infringing any Intellectual Property of any third party.  To the knowledge of the Company, there neither has been nor currently exists any infringement of any Owned Intellectual Property or any exclusive license owned by the Company in any Other Intellectual Property, by any third party including, without limitation, any employee or former employee of the Company.

(c)           The Company owns or otherwise has a valid right or license to all Intellectual Property used in the Business.  The Surviving Corporation will acquire all right, title and interest in and to the Owned Intellectual Property free and clear of any and all Liens, other than Permitted Liens, on the Closing Date upon the consummation of the transactions contemplated by this Agreement.  Except to the extent waived in writing by KIT in its sole discretion, the Company will prior the Closing have received permissions to assign all licenses by owners of Other Intellectual Property to the extent that such consents are needed to assign such licenses.

(d)           Except as noted in such schedules, true and complete copies of all Contracts indentified on Schedules 3.6.2-1 and 3.6.2-3 have been delivered or made available to Merger Sub.

(e)           The Company has, consistent with reasonable business judgment, taken appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company’s confidential information and to preserve and maintain all of its interests and proprietary rights in the Owned Intellecual Property used in the Business.  All officers, employees and consultants of the Company having access to confidential information of the Company or its customers or business partners have executed and delivered to the Company an agreement regarding the protection of such proprietary information (in the case of proprietary information of the Company’s customer and business partners, to the extent required by such customers and business partners) and true and complete copies of all such agreements have been delivered or made available to KIT.

(f)           All Persons who worked on the creation, development or improvement of the Owned Intellectual Property have executed written agreements assigning to the Company all right, license, claim or interest whatsoever in or with respect to any such Intellectual Property.  Without the limitation of the foregoing, all Owned Intellectual Property listed on Schedule 3.6.2-1 were or have been created entirely by employees of the Company within the scope of their employment, by third parties pusuant to valid and binding agreements designating their work product as work made for hire, and/or by third parties under such circumstances that their work product is work made for hire of which the Company is the author and owner as a matter of law.

(g)           The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not:  (i) constitute a breach or default under any instrument, contract, license or other agreement governing any Intellectual Property as currently used in the Business as presently conducted; (ii) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Intellectual Property as currently used in the Business as presently conducted; or (iii) in any way impair the right of the Surviving Corporation to use (including distribute, manufacture, market, license, sell or dispose of in any way) any Intellectual Property as currently used in the Business as presently conducted.

(h)           The use, development, manufacture, marketing, distribution, license, sale or furnishing of any product or service currently utilized by the Company does not violate any license or agreement between the Company and any third party or, to the knowledge of the Company, infringe any Intellectual Property of any other Person.

(i)            Except as set forth in Schedule 3.6.2-5, no Public Software (as defined below) (i) was or is used in connection with the development of any Owned Intellectual Property, or (ii) was or is incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Owned Intellectual Property.  “Public Software” means any software that contains, or is derived (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, but not limited to, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; and (H) the Apache License.

3.7.           Insurance.  Schedule 3.7 sets forth a true and complete list and description of all insurance policies of any nature whatsoever currently maintained by the Company, together with the annual premiums currently payable by the Company under each such policy, the period of coverage and loss records for the last three insurance years.  The Company has not received any written notice or other communication from any such insurance company within three (3) years preceding the date hereof canceling or materially amending any of said insurance policies and to the knowledge of the Company, no such cancellation or amendment is threatened.  All such policies of insurance are on an occurrence basis and will be in full force and effect on the Closing Date and the consummation of the transactions contemplated hereby will not cause a cancellation or reduction in the coverage of such policies.

3.8.           Labor and Employment Matters.

3.8.1.        Employee Benefit Plans.

(a)           Schedule 3.8.1(a) lists each Employee Benefit Plan and clearly identifies each as a Pension Plan, Welfare Plan or other type of Employee Benefit Plan.  Each Employee Benefit Plan materially complies with, and has been established, maintained, and operated in all material respects in accordance with, all applicable laws, including, without limitation, provisions of ERISA and the Code, and no event has occurred in connection with any Employee Benefit Plan which has, will or may result in any fine, penalty, assessment or other liability for which the Company or a transferee of assets from the Company may be responsible, whether by reason of operation of law or contract.

(b)        Neither the Company nor any ERISA Affiliate has an obligation to contribute to any Multiemployer Plan and has had no such obligation during the six years preceding the Closing Date.

(c)        The Company or any ERISA Affiliate does not maintain or contribute to or have an obligation to contribute to any Pension Plan covered by Title IV or Section 302 of ERISA, Section 412 of the Code or described as a defined benefit plan (in accordance with ERISA Section 3(35)), and has not maintained or contributed to any such plan during the six years preceding the Closing Date.

(d)        The Company has delivered to KIT and Merger Sub true and correct copies of the following:

(i)         Each Employee Benefit Plan listed on Schedule 3.8.1(a) and all amendments thereto;

(ii)        Each trust agreement pertaining to any of the Employee Benefit Plans, including all amendments to such documents;

(iii)       The most recent determination or opinion letter issued by the IRS with respect to each of the Pension Plan’s qualification under Section 401(a) of the Code;

(iv)       The two most recent Annual Reports (IRS Form 5500 series), including all schedules and plan audits, if applicable, required to be filed with respect to each ERISA Plan; and

(v)        Each current summary plan description relating to each Employee Benefit Plan.

(e)        There is no action, suit or claim pending (other than routine claims for benefits) or to the knowledge of the Company that reasonably could be expected to be asserted against any Employee Benefit Plan or the assets of any Employee Benefit Plan.  No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or to the knowledge of the Company threatened or reasonably expected to be asserted against any fiduciary of any ERISA Plan.  None of the ERISA Plans or any fiduciary thereof is or has been the direct or indirect subject of an audit investigation or examination by any governmental or quasi-governmental agency.

(f)         Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder.  To the knowledge of the Company, nothing has occurred since the date of each such determination or recognition letter that would reasonably be expected to adversely affect such qualification or exemption.

(g)          No transaction or occurrence proscribed by Section 406 of ERISA, or subject to Tax under Section 4975 of the Code, has occurred or is occurring for which a statutory exemption is not available.

(h)          No payment has been made nor is the Company a party to any agreement, contract, arrangement or plan pursuant to which a payment could be made, separately or in the aggregate (including but not limited to individual employment, change in control, and severance agreements), which is not deductible for federal income Tax purposes by virtue of Section 280G of the Code (without regard to the exception set forth in Section 280G(b)(4) of the Code) or which is not deductible under Section 162 or 404 of the Code.

(i)           Except as set forth in Schedule 3.8.1(i), neither the execution and delivery of this Agreement, including without limitation, all other agreements to be executed in connection herewith, by the Company nor the consummation of the transactions contemplated herein will (i) result in the acceleration or creation of any rights of any person entitled to any benefits under any Employee Benefit Plan, (ii) entitle any current or former employee or director of the Company or any ERISA Affiliate to severance pay, any other payment or give rise to any such payment (regardless of when such payment is made or payable), (iii) accelerate the time of payment or vesting, result in deemed satisfaction of goals or conditions, or increase the amount of any compensation due to any such employee or former employee or director, or (iv) result in the forgiveness, modification or guaranty of any loan benefiting any current or former employee or director of the Company or any ERISA Affiliate.

(j)           With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company or any ERISA Affiliate as determined under Code Section 414 or ERISA Section 3(5), no event has occurred and no condition exists that after the Closing Date could subject the Surviving Corporation or the Company directly or indirectly, to any liability (including liability under any indemnification agreement) under Section 4975 or 4980B of the Code or Section 502, 601 or 606 of ERISA.

(k)           Except as set forth in Schedule 3.8.1(k), neither the Company nor any ERISA Affiliate has any obligation to provide health benefits or other non-pension benefits to any retired or other former director, employee or their dependents, except as specifically required by Section 4980B of the Code or Part 6 of Title I of ERISA, and the Company and each ERISA Affiliate has complied in all material respects with the requirements of Section 4980B of the Code and such Part 6.

3.8.2.      Benefit Obligations.  All accrued material obligations for payments to any entity, plan or person with respect to any benefits for current or former employees of the Company or any ERISA Affiliate have been timely paid or adequate accruals therefor have been made in the Financial Statements in accordance with GAAP.

3.8.3.      Performance.  The Company has withheld and paid to the appropriate Governmental Authorities or is withholding for payment not yet due to such Governmental Authorities all amounts required to be withheld from the employees of the Company, and the Company is not liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing.  The Company has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities.

3.8.4.      Compensation.  All reasonably anticipated material obligations of the Company for salaries, bonuses and other forms of compensation payable to the employees and directors of the Company in respect of the services rendered by any of them have been paid or adequate accruals therefor have been made in the Financial Statements in accordance with GAAP for obligations accrued through the date of the applicable Financial Statements.

3.8.5.      Resignations.  Except as set forth on Schedule 3.8.5, no employee of the Company, to the knowledge of the Company, plans to retire or resign during the 12-month period following the Closing Date or otherwise be unavailable as an employee of KIT or the Surviving Corporation at compensation substantially similar to such employee’s present rate of compensation and benefits and assuming no relocation of such employee.

3.8.7.      Collective Bargaining Agreements.

(a)      The Company is not, and has never been, a party to a collective bargaining agreement with any labor organization.  No organization effort, demand for recognition, petition seeking a representation proceeding or representation question involving any union association or collective bargaining representative is pending respecting the employees of the Company, and no such question has been raised with respect to the Company.

(b)      There is no controversy pending between the Company and any of its employees that the Company believes is reasonably likely to result in an Legal Proceeding or the resignation or termination of any employees of the Company.  To the knowledge of the Company, there is no basis for any Legal Proceeding of or by any employee of the Company, and no complaint is pending against the Company before the National Labor Relations Board or any other federal, state or local agency.  The Company has complied, in respect of its employees, in all material respects with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, all foreign jurisdictions and all agencies and instrumentalities of the foregoing.

(c)       The Company has furnished Merger Sub with copies of all claims, complaints, reports or other documents concerning the Company or its employees made by or against the Company during the past five years pursuant to workers’ compensation laws, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1970, the National Labor Relations Act of 1935 or any other federal or state laws relating to employment of labor.

3.8.8.      Obligation to Employ.  Nothing in the representations or warranties contained herein shall be construed as an obligation or commitment of the KIT, Surviving Corporation or any Affiliate of either corporation to employ or continue to employ any employee, officer or director of the Company.

3.9.          Compensation of and Indebtedness to and from Employees.

3.9.1.      Key Employee Compensation.  Schedule 3.9.1 is a true and complete list of the names and annual compensation (whether in the form of salary, bonus, commission, pension or profit-sharing contributions or other supplemental compensation now or hereafter payable) of the ten (10) highest compensated full-time salaried employees of the Company (the “Employee List”).  Such list also identifies each employee for whom the Company provides a vehicle, showing the nature of such arrangement and the annual cost to the Company.  Except as set forth on Schedule 3.9.1, since the Last Balance Sheet Date there has been no material change in the rate of total compensation for services rendered, including, without limitation, bonuses and deferred compensation, for any of the employees listed on the Employee List.

3.9.2       Severance Obligations.  Schedule 3.9.2 is a true and complete list of each individual employed by the Company on December 31, 2010 and each individual hired by the Company following December 31, 2010. Schedule 3.9.2 sets forth the maximum severance or termination payment obligation that the Surviving Corporation would be contractually obligated to pay for each such individual if they were terminated the day immediately following the Closing Date.

3.9.3.      Indebtedness to Employees.  Except as set forth on Schedule 3.9.3, the Company is not indebted to any employee or agent of the Company, or any spouse, child or other relative thereof, in any amount whatsoever other than for compensation for services rendered since the start of the Company’s current pay period generally utilized for its employees and for business expenses, nor is any employee or agent indebted to the Company except for advances made in the ordinary course of business.  As of the Closing there will be no amount owed to any Person listed in Schedule 3.9.2 other than (a) unpaid salary, bonus and paid time off, accrued in the ordinary course of business but not yet payable and (b) reimbursement for expenses accrued in the ordinary course of business and not yet payable.

3.10.       Contracts and Other Instruments.

3.10.1.    Material Contracts.

(a)           Except as set forth on Schedule 3.10.1, the Company is not a party to any Material Contracts relating to the Company, the Business or the Company Assets.

(b)           The Company has furnished KIT and Merger Sub with a true and complete copy of all Material Contracts.

(c)           Except as set forth on Schedule 3.10.1, the Company is not in material breach of or in material default under any of the Material Contracts, nor has the Company been notified of any breach or default under any Material Contracts and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default.  Except as set forth on Schedule 3.10.1, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the consent of any party (other than the Company) to any Material Contract.

3.11.       Environmental Liability.

3.11.1.   Hazardous Materials.  Excluding normal and customary quantities of Hazardous Materials that are commonly used in connection with the operation of the Business and which were used, stored, generated, transported and disposed of in accordance with Environmental Requirements, the Company has not engaged in or permitted any party claiming by, through or under the Company to engage in any operations or activities upon, or any use or occupancy of, the Real Property or the Former Real Property or any portion thereof for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about any such property or transported any Hazardous Materials to, from or across any such property.

3.11.2.     Environmental Requirements.  To the knowledge of the Company, the Leased Property and any Former Real Property, comply, in all material respects and to the extent the Company has an obligation with respect to such compliance, with all Environmental Requirements and the Company is not, pursuant to any existing Environmental Requirements, required to take any remedial action related to any such Leased Property or Former Real Property or make any capital improvements in order to place any Leased Property or Former Real Property or the improvements located thereon in compliance with any Environmental Requirements.

3.11.3.     Notice of Violations.  The Company has not received notice or other communication concerning, and does not have any knowledge of (A) any violation or alleged violation of Environmental Requirements, whether or not corrected by or for which the Company is legally responsible, or (B) any alleged liability of the Company for Environmental Damages (as defined below) and, to the knowledge of the Company, there are no actions at law or in equity before any Governmental Authority against the Company related to either (A) or (B) being instituted or filed with respect to the Company.  No writ, injunction, decree, order or judgment related to the foregoing is outstanding.  The Company has not been ordered or requested by any Governmental Authority to take any step to remedy any condition on any Leased Property or any Former Real Property whether or not constituting a violation of Environmental Requirements, and no person or entity claiming by, through or under the Company has been named a "potentially responsible party" with respect thereto.

3.12.      Regulatory Approvals.  Except for the filing of the Certificate of Merger, no regulatory approval or filing with, notice to, or waiver from any Governmental Authority is required to be made or obtained by the Company in connection with the execution and delivery of, and performance by the Company of its obligations under, this Agreement or the consummation of the transactions contemplated thereby.

 3.13.     Brokerage.  Except as set forth on Schedule 3.14, neither the Company nor any of the Stockholders has employed any finder or broker in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions who may be entitled to a fee in connection therewith.  Any such fees payable to any finder or broker arising from the Merger, shall be the sole responsibility of the Stockholders and under no circumstances shall the Company or Merger Sub have any liability therefor.

3.15.      Bank Accounts.  Schedule 3.15 sets forth a true and complete list of the bank name, location and account number for all bank accounts used by the Company in the conduct of the Business, and the authorized signatories and amounts for such accounts.

3.16.      Ownership of Capital Stock.  As of immediately prior to the Effective Time, the authorized capitalization of the Company consists of:

(i)           75,957,584 shares of common Stock, par value $0.0001 per share, of which 18,395,787 shares are issued and outstanding; and

(ii)           11,730,417 shares of Series A Preferred Stock, par value $0.0001 per share, 11,677,348 of which are issued and outstanding;

(iii)          18,458,935 shares of Series B Preferred Stock, par value $0.001 per share, 18,338,242 of which are issued and outstanding; and

(iv)         17,712,303 shares of Series C Preferred Stock, par value $0.0001 per share, 17,653,253 of which are issued and outstanding.

Schedule 3.16 lists, as of immediately prior to the Effective Time, all holders of stock, options, warrants or other equity of the Company and their holdings by (including without limitation the applicable class or series of stock).  Other than as set forth on Schedule 3.16, there are no agreements, including stockholders agreements, warrants, puts, calls, rights, preemptive rights, options or other commitments of any character to which the Company is a party or by which the Company is bound that (x) obligates the Company to issue, deliver, register or sell any additional shares of its capital stock or any securities or instruments convertible into or exchangeable for any such additional shares of capital stock or (y) could affect this Agreement or the transactions contemplated hereby.  Except as set forth in Schedule 3.16, the shares of capital stock of Company are duly and validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

3.17.       Customers.  Set forth on Schedule 3.17 is a complete list of the twenty (20) largest (in terms of dollar volume) customers of the Company for the fiscal year ended December 31, 2010 (the “Top Customers”) indicating the amounts paid to the Company by each Top Customer for each such period and the names of the employees (or independent sales representatives) of the Company who are primarily responsible for servicing each such Top Customer as of the date hereof.  Except as set forth in Schedule 3.17, none of the Top Customers has terminated or indicated an intention or plan to terminate all or a material part of the services performed for or orders historically placed by such customers, and the Company has no reason to believe that any of such customers may terminate all or a material part of such services or orders, whether by reason of the Merger or for any other reason. The Company has received no written notice of, and the Company does not know of any basis for, any material complaint by any Top Customer with respect to services provided or products delivered by the Company since January 1, 2011.

3.18.      Suppliers.  Set forth on Schedule 3.18 is a complete list of the twenty (20) largest suppliers of the Company by expenditures made by the Company to such suppliers during the fiscal year ended December 31, 2010.

3.19       Foreign Corrupt Practices Act.  Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company, has, directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (ii) failed to disclose fully any contribution made by the Company (or made by any Person acting on their behalf of which the Company is aware) which is in violation of law, or (iii) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

3.20       OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.21      Money Laundering Laws. To the knowledge of the Company, the operations of the Company are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”) and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
KIT AND MERGER SUB

4.           Representations and Warranties of KIT and Merger Sub.  Merger Sub and KIT, jointly and severally, represent and warrant to the Company, as of the date hereof, as follows:

4.1.        Organization and Qualification.  Each of KIT and Merger Sub is duly formed and validly existing as a corporation in good standing under the laws of the State of Delaware and has all corporate power and authority to own or lease and operate its properties and assets and to carry on their respective business in the manner in which such business is now being conducted.  Each of KIT and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of their respective business or the character or location of the properties owned or leased thereby makes such qualification necessary except where the failure to be so qualified, whether singly or in the aggregate, would not reasonably be expected to have a material adverse effect on KIT.

4.2.         Authority.  Each of KIT and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement and all other agreements to be executed in connection herewith by each of KIT and Merger Sub have been duly executed and delivered by each of KIT and Merger Sub, as applicable, have been duly authorized by all necessary corporate action by each of KIT and Merger Sub (including, without limitation, any required authorization by the board of directors and shareholders of KIT and Merger Sub), as applicable, and constitute legal, valid and binding obligations of each of KIT and Merger Sub enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, marshaling, fraudulent conveyance and other laws affecting rights of creditors, debtors or equity holders generally.  Except for the filing of the Certificate of Merger, neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof will (a) violate any provision of the certificate of incorporation, by-laws or other governing documents of KIT or Merger Sub, (b) violate any law, statute, regulation, judgment, injunction, order or decree of any Governmental Authority to which KIT or Merger Sub is subject except, in all cases, such violations that would not have a material adverse effect on KIT, or (c) prohibit or materially impair KIT’s or Merger Sub’s ability to perform its obligations under this Agreement.  No approval by KIT’s shareholders is required to consummate the transactions contemplated by this Agreement, including the issuance of KIT Common Shares comprising the Merger Consideration.

4.4           Issuance of the Securities.  When issued in accordance with this Agreement, the KIT Common Shares to be issued as part of the Merger Consideration will be duly authorized, validly issued, fully paid, non-assessable and free of all Taxes, Liens, preemptive rights, all claims, limitations on voting rights and similar rights of any nature whatsoever, other than those expressly contemplated by this Agreement.  KIT has sufficient authorized equity securities to meet its obligations to issue KIT Common Shares pursuant to this Agreement.

4.5           No Violations, Consents.  The execution, delivery and performance by Merger Sub and KIT of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the certificates of incorporation or by-laws of Merger Sub or KIT, as applicable; (ii) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law; statute, rule or regulation to which Merger Sub or KIT is subject, as applicable; (iii) violate any judgment, order, writ or decree of any court applicable to the transactions contemplated herein; or (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which KIT or Merger Sub is a party or any of their assets are bound.   Neither KIT nor Merger Sub is required to obtain any consent, waiver, regulatory approval, authorization or order of, give any notice to, or make any filing or registration with, any United States court or other federal, state, local or other Governmental Authority, self-regulatory organization, or other Person in connection with the execution, delivery and performance by KIT and Merger Sub of this Agreement or the consummation of the transactions contemplated thereby, except, (i) filings required by state securities laws, (ii) the filing of a Notice of Sale of Securities on Form D with the Securities and Exchange Commission under Regulation D of the Securities Act, (iii) consents required under any Contract or Property Lease which is to be assumed by the Surviving Corporation pursuant to this Agreement or the consummation of the transactions contemplated thereby, (iv) the approval of a listing application for the KIT Common Shares issued hereunder with The NASDAQ Stock Market, which application was filed on January 24, 2011 (the “Nasdaq Listing Application”) and (v) those that have been made or obtained prior to the date of this Agreement.

4.6           SEC Reports; Financial Statements.  Each of Merger Sub and KIT has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as KIT or Merger Sub, as applicable, was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Article IV of this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of KIT and Merger Sub included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of KIT and Merger Sub (as applicable) and their consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.7           Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect on the business, operations or prospects of KIT or Merger Sub individually or KIT and its subsidiaries on a consolidated basis, (ii) neither KIT nor Merger Sub has incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in KIT’s or Merger’s Sub’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Securities and Exchange Commission, (iii) neither KIT nor Merger Sub has altered its method of accounting or the identity of its auditors, (iv) neither KIT nor Merger Sub has declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its equity securities, and (v) neither KIT nor Merger Sub has issued any equity securities to any company or and of KIT’s or Merger Sub’s officers, directors or Affiliates, except pursuant to existing incentive compensation plans or as otherwise disclosed in the SEC Reports.  KIT does not have pending before the Securities and Exchange Commission any request for confidential treatment of information.

4.8           Foreign Corrupt Practices Act.  Neither KIT nor Merger Sub, nor to the knowledge of KIT or Merger Sub, any director, officer, agent, employee, Affiliate or Person acting on behalf of any of KIT, Merger Sub or any subsidiary of either has, directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (ii) failed to disclose fully any contribution made by KIT, Merger Sub or any subsidiary of KIT (or made by any Person acting on their behalf of which KIT or Merger Sub is aware) which is in violation of law, or (iii) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

4.9           Legal Proceedings  There is no Legal Proceeding pending or, to the knowledge of KIT or Merger Sub, threatened before any Governmental Authority in which KIT or Merger Sub is a party or which might affect any of KIT’s or Merger Sub’s properties, assets, operations or businesses, or prevent or delay the consummation of the transactions contemplated hereby.

4.10         OFAC. Neither KIT, its subsidiaries or Merger Sub nor, to the knowledge of KIT, any director, officer, agent, employee, or Person acting on behalf of any of KIT, its subsidiaries or Merger Sub, is currently subject to any U.S. sanctions administered by OFAC.

4.11         Money Laundering Laws. To the knowledge of KIT, the operations of KIT, its subsidiaries (including Merger Sub) are and have been conducted at all times in compliance with the Money Laundering Laws and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving KIT or its subsidiaries (including Merger Sub) with respect to the Money Laundering Laws is pending or, to the knowledge of KIT, threatened.

4.12         Brokerage.  Except as set forth on Schedule 4.12, neither KIT, nor any of its subsidiaries or Merger Sub, has employed any finder or broker in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions who may be entitled to a fee in connection therewith.  Any such fees payable to any finder or broker arising from the Merger shall be the sole responsibility of KIT, and under no circumstances shall the Company have any liability therefor.

4.13         Formation and Ownership of Merger Sub; No Prior Activities.

(a)           Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and owned, beneficially and of record, by KIT free and clear of all claims, stockholder agreements, limitations on KIT’s voting rights, and encumbrances of any nature whatsoever.

(b)           As of the date hereof and as of the Effective Time, except for (A) liabilities incurred in connection with its incorporation and organization, and (B) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated pursuant to this Agreement, Merger Sub has not incurred, directly or indirectly, through any of its subsidiaries, any liabilities or engaged in any business activities of any type or kind whatsoever.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF
KIT AND MERGER SUB

5            Company Closing Conditions and Deliveries.  The obligations of Merger Sub and KIT hereunder shall be subject to the satisfaction, as of the Closing Date or the Effective Time, as applicable, of the following conditions (any of which may be waived, in whole or in part, by Merger Sub or KIT):

5.1.          Permits, Approvals and Authorizations.  Except as set forth on Schedule 5.1, any and all consents, waivers, permits and approvals from any Governmental Authority, and of any Person required in connection with the execution, delivery and performance of this Agreement or necessary for Merger Sub to operate the Business substantially in the manner in which it is currently operated shall have been duly obtained and shall be in full force and effect on the Closing Date, unless waived by Merger Sub or KIT.

5.2.          No Challenge or Violation of Orders.  No Legal Proceeding by any Governmental Authority, and no Legal Proceeding by any other Person shall be pending or, to the knowledge of the Company, threatened in writing on the Closing Date which challenges this Agreement or the closing of the transactions contemplated hereby, or which claims material damages as a result of the transactions contemplated hereby.  No preliminary or permanent injunction or other order by any Governmental Authority, and no statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

5.3.          Certain Documents.  Merger Sub and KIT shall have received the following documents:

(a)           an Escrow Agreement (the “Escrow Agreement”) in substantially the form of Exhibit 5.3(a) duly executed by the Stockholder Representative and Escrow Agent;

(b)           a certificate, dated within ten (10) days of the Closing Date, as to the good standing of the Company and payment of all applicable state Taxes thereby, executed by the appropriate officials of the State of Delaware and of each other state in which the Company is qualified as a foreign corporation;

(c)           except as waived by Merger Sub or KIT, executed originals or copies acceptable to Merger Sub and KIT, acting reasonably, of all consents, waivers, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by the Company in connection with the consummation of the transactions contemplated and listed on Schedule 5.1;

(d)           a certificate of the secretary of the Company, attaching and certifying true, complete and correct copies of (i) resolutions of the Company Board approving the Merger and other transactions contemplated hereby; (ii) resolutions from the Company’s stockholders approving the Merger and other transactions contemplated by this Agreement (all as required by the Company’s certificate of incorporation, bylaws and other governing documents and the DGCL), which approval shall include the affirmative vote of (A) holders of at least ninety-five percent (95%) of each of the outstanding (1) Series A Preferred Stock, (2) Series B Preferred Stock and (3) Series C Preferred Stock (with each class and series voting as a separate class); and (B) holders of at least ninety percent (90%) of the outstanding shares of Common Stock and shares of Preferred Stock (voting together as a single class); (iii) the certificate of incorporation of the Company as then in effect; and (iv) the bylaws of the Company as then amended and in effect; and

(e)           a certificate as to the incumbency and signature of the officers of the Company executed by an officer of the Company and by the secretary of the Company.

5.4.          Estimated Working Capital Statement.  The Estimated Working Capital Statement shall have been delivered by the Company to KIT and shall have been approved by KIT in its sole discretion.

5.5           Board Approval.  The Board of Directors of KIT and Merger Sub shall have approved this Agreement and the transactions described herein.

5.6           Stockholder Notices.  The Company shall have prepared for each Stockholder all notices required to be given to the Stockholders either pursuant to the DGCL, including without limitation, notices of (a) any written consents in lieu of a meeting of stockholders of the Company approving the Merger and (b) dissenter’s rights regarding the Merger.  All such notices shall be in form and substance approved by counsel to KIT.

5.7           Opinion of Counsel to the Company.  Prior to the Effective Time, Counsel to the Company shall have delivered to KIT an agreed upon opinion.

5.8           Resignation of Officers and Directors.  All officers and directors of Company shall have submitted their resignations in writing to Company with a copy to KIT.  Such resignations of directors (in such capacity) shall be effective as of the Effective Time.

5.9           Performance by the Company.  The Company shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by the Company on or prior to the Closing Date.

5.10  Payment Certificate.  Prior to the Effective Time, the Company shall deliver to KIT a certificate (the “Payment Certificate”) setting forth (i) the name and address of each Stockholder entitled to distribution of a portion of the Merger Consideration at such time, (ii) the name and address of each Stockholder not entitled to distribution of any portion of the Merger Consideration at such time, and (iii) the amount of consideration (calculated consistent with the terms of this Agreement, including, without limitation, Section 2.4(a)) to which each such holder is then entitled, together with any supporting schedules and documentation (showing the number and type of shares held, any accrued dividends immediately prior to the Effective Time by each such holder, and any other information reasonably requested by the Escrow Agent, KIT, Merger Sub or their respective designees, together with calculations of the amount then payable to such holder).  The Escrow Agent, Transfer Agent, KIT, Merger Sub, the Surviving Corporation and their respective designees may rely on the Payment Certificate for distributions and shall have no responsibility or liability with respect thereto other than the payment and delivery of the Merger Consideration in accordance with the Payment Certificate.  Upon any of the Escrow Agent, Transfer Agent, KIT, Merger Sub, the Surviving Corporation or their respective designees making each distribution required of KIT under this Agreement to the Stockholders, KIT shall have fulfilled its obligations with respect to such payment.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF
THE COMPANY

6.           Merger Sub’s Closing Deliveries.  The obligations of the Company hereunder shall be subject to the satisfaction, as of the Closing Date or the Effective Time, as applicable, of the following conditions (any of which may be waived, in whole or in part, by the Company):

6.1.          Permits, Approvals and Authorizations.  Any and all consents, waivers, permits and approvals from any Governmental Authority and of any Person required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date; and the Nasdaq Listing Application shall have been approved by Nasdaq.

6.2.          No Challenge or Violation of Orders.  No Legal Proceeding by any Governmental Authority, and no Legal Proceeding by any other Person shall be pending or, to the knowledge of KIT, its subsidiaries and/or Merger Sub, threatened in writing on the Closing Date which challenges this Agreement or the closing of the transactions contemplated hereby, or which claims damages as a result of the transactions contemplated hereby.  No preliminary or permanent injunction or other order by any Governmental Authority, and no statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

6.3.          Certain Documents.  Merger Sub and/or KIT shall have furnished the Company with the following documents:

(a)           the Escrow Agreement duly executed by Merger Sub and KIT;

(b)           a copy of the resolutions of the Board of Directors of each of Merger Sub and KIT, authorizing the execution and delivery of this Agreement and the Escrow Agreement, and the performance of the transactions contemplated hereby and thereby, certified by the Secretary of Merger Sub or KIT, as applicable;

(c)           a certificate to the incumbency and signature of each of the officers of Merger Sub and KIT executed by an officer or director of Merger Sub and KIT, as applicable, and by the Secretary of Merger Sub and KIT, as applicable;

(d)           except as waived by the Company, executed originals or copies acceptable to the Company, acting reasonably, of all consents, waivers, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by KIT or Merger Sub in connection with the consummation of the transactions contemplated; and

6.4           Board Approval.  The Board of Directors of KIT and Merger Sub shall have approved this Agreement and the transactions described herein.The Board of Directors of KIT shall have, effective as of the Closing, (a) appointed Alex Blum as the Chief Operating Officer of KIT and (b) appointed Santo Politi as member of the Board of Directors of KIT (subject to ratification and/or re-election at the next annual meeting of the stockholders of KIT).

6.5           Payment of RBC Bank Loan.  KIT shall have paid, or caused to be paid, simultaneously with the Effective Time all outstanding amounts payable by the Company as of the Closing under that certain Amended and Restated Loan and Security Agreement, entered into as of April 21, 2010, by and between RBC Bank (USA), a North Carolina banking corporation, and the Company, as amended (such amount, the “RBC Pay-Off Amount”), which amount shall be reflected as a negative adjustment to the Estimated Working Capital and Closing Working Capital.

6.6           Payment of Subordinated Debt.  KIT shall have paid, or caused to be paid, simultaneously with the Effective Time, all outstanding amounts payable by the Company as of the Closing under that certain Purchase Agreement, dated as of July 30, 2010, by and among the Company, the Purchasers listed on Annex I thereto, and North Atlantic SBIC IV, L.P., as agent for the Purchasers (such amount, the “Subordinated Debt Pay-Off Amount”), which amount shall be reflected as a negative adjustment to the Estimated Working Capital and Closing Working Capital.

6.7           Performance by Merger Sub and KIT.  Each of Merger Sub and KIT shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by each of Merger Sub and KIT on or prior to the Closing Date.

6.8           Delivery of the Merger Consideration.  Simultaneously with the Effective Time, KIT, on behalf of Merger Sub, shall have provided irrevocable instructions to the Transfer Agent, which is also acting as the paying agent, to (i) retain the Escrow Fund and (ii) issue and deliver the balance of the Merger Consideration to the Stockholders who have complied with Section 2.5.

6.9           Opinion of Counsel to KIT and Merger Sub.  Prior to the Effective Time, Counsel to KIT and Merger Sub shall have delivered to the Company an agreed upon opinion.

6.10        Management Retention Payments.  The Company and KIT shall have entered into an agreement with respect to management retention payments for the members of Executive Management.  Such agreement is intended for the benefit of the members of Executive Management and may be enforced by such Persons.

ARTICLE VII

POST-CLOSING COVENANTS

7.1.          [Intentionally Omitted.]

7.2           Post-Closing Appointment.  Alex Blum shall be offered the position of President within nine (9) months after the Closing, provided that he has not resigned or been terminated for Cause (as defined in Section 7.1) on or before such date.  Mr. Blum shall be offered salary and incentive compensation levels commensurate with such a position within KIT’s existing executive compensation structure; provided that Mr. Blum (or any other member of Executive Management) shall not be entitled to receive any stock options in connection with this appointment as the compensation provided in Section 7.1 is intended to be in lieu thereof.

7.3           Registration Rights.

(a)           Piggyback Rights.      At any time following the expiration of the Restriction, if KIT proposes or is required to register any of its common stock or other securities under the Securities Act (other than a registration relating solely to the sale of securities of participants in a stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act), KIT shall, at such time, promptly give the Stockholder Representative written notice of such registration at least 30 days prior to the filing of any such registration statement.  Upon the written request of the Stockholder Representative given within twenty (20) days after the receipt of such notice, KIT shall, subject to the remaining subsections of this Section 7.3, use all commercially reasonable efforts to cause to be registered under the Securities Act all of the KIT Common Shares that the Stockholder Representative requests to be registered with the securities which KIT at the time proposes to register to permit the sale or other disposition by the Stockholders (in accordance with the intended method of distribution thereof) of the KIT Common Shares to be so registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the registration statement filed by KIT or the prospectus related thereto.  There is no limitation on the number of such piggyback registrations pursuant to the preceding sentence which KIT is obligated to effect.  No registration of effected under this Section 7.3(a) shall relieve KIT of its obligations to effect S-3 Registrations under Section 7.3(b).

(b)           S-3 Registration Rights.  At any time following the expiration of the Restriction, if KIT is eligible to register all or a part of the KIT Common Shares issued to the Stockholders on Form S-3; then upon the written request of the Stockholder Representative requesting that KIT register on Form S-3 at least $3,000,000 of the Common Shares, KIT shall, subject to the remaining subsections of this Section 7.3, use all commercially reasonable efforts to promptly cause to be filed under the Act a registration statement (but in no event later than thirty (30) days from the date of the request) for all KIT Common Shares on Form S-3 (or a comparable successor form) to the extent requested by the Stockholder Representative, subject to Section 7.3(c).  Notwithstanding the foregoing, if KIT shall at any time furnish to the Stockholder Representative a certificate signed by the Chief Executive Officer or President of KIT stating that KIT has pending or in process a material transaction (including a financing transaction), the disclosure of which would, in the good faith judgment of such officer and consistent with the advice of legal counsel, materially and adversely affect KIT, KIT may defer the filing of a registration statement to be filed pursuant to Section 7.3(b) until ten (10) Business Days after such condition no longer exists, but in no event for more than 120 days after the deliver of such certificate.  KIT shall not be obligated to give effect to more than (a) one (1) registration pursuant to this Section 7.3(b) in any six (6) month period or (b) two (2) registrations of KIT Common Shares pursuant to this Section 7.3(b) in total.

(c)           Priority.         If a registration pursuant to this Section 7.3 involves an underwritten offering, and the managing underwriter (or, in the case of an offering which is not underwritten, an investment banker) shall advise KIT in writing that, in its opinion, the number of securities requested and otherwise proposed to be included in such registration exceeds the largest number which can be sold in such offering, KIT will include in such registration to the extent of the largest number which KIT is so advised can be sold in such offering, first, (i) the KIT Common Shares, if any, to be issued and sold by KIT, (ii) second, any KIT Common Shares having registration rights senior to those granted hereunder and, (ii), the KIT Common Shares of the Stockholders (and anyone else have pari passu registration rights) requested to be included in such registration, pro rata among all such holders, on the basis of the number of shares of KIT Common Shares requested to be included in such registration and third, the securities, if any, of any other Person requesting securities to be included in such registration.   KIT shall not after the date hereof issue any KIT Common Shares having registration rights senior to those granted hereunder without the prior written consent of the Stockholder Representative, which shall not be unreasonably refused, delayed or conditioned.

(d)          Obligations of KIT.  Whenever required under this Section 7.3 to effect the registration of any KIT Common Shares, KIT shall, as expeditiously as reasonably possible:

(i)           furnish to the Stockholder Representative such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of KIT Common Shares owned by them;

(iii)          use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Stockholder Representative, provided that KIT shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(iv)          notify the Stockholder Representative at any time when a prospectus covering shares of the Stockholders is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(v)          cause all such KIT Common Shares registered pursuant to this Section 7.3 to be listed on any United States securities exchange and trading system on which similar securities issued by KIT are then listed; and

(vi)         provide and cause to be maintained a transfer agent and registrar for all KIT Common Shares registered pursuant to this Agreement and a CUSIP number for all such KIT Common Shares, in each case not later than the effective date of such registration.

(d)          Expenses of Registration.  All expenses other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 7.3, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for KIT and in connection with a registration subject to Section 7.3(b) the reasonable fees and disbursements of one counsel for the selling Stockholders in an amount not to exceed $10,000 shall be borne by KIT.

(e)           Obligations of Stockholders.  Each Stockholder desiring to have KIT Common Shares included in any registration subject to this Section 7.3 shall:

(i)           furnish to KIT such information regarding such Stockholder and the proposed distribution of KIT Common Shares of such Stockholder as KIT may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 7.3; and

(ii)          enter into any underwriting agreement reasonably requested by KIT or any underwriter of KIT Common Shares and provide all indemnities reasonably requested by KIT or any underwriter of KIT Common Shares.

(f)           Expiration of Rights. The registration rights of the Stockholders shall expire on the third (3rd) anniversary of the Closing.

7.4           Option Grants.  With respect to all unvested Company Options held by individuals employed by KIT on an ongoing basis following the Closing (excluding Executive Management), KIT shall promptly following the Closing issue new options for the purchase of KIT Common Shares with an equivalent Black Scholes value to the unvested Company Options.  Such substitute option grants shall have the same vesting provisions as the unvested Company Options, including full acceleration of vesting in accordance with the double trigger provision of the unvested Company Options.

7.5           Employee Benefit Arrangements.

(a)           On and after the Closing, KIT shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employment agreements, severance agreements, retention bonus agreements and performance cash bonus agreements, and all bonus, retention and severance obligations, of the Company, all of which are listed in Schedule 7.5(a).

(b)           Following the Effective Time, KIT shall cause the Surviving Corporation to provide the employees of the Company who remain employed by KIT or the Surviving Corporation after the Effective Time (the “Company Employees”) with at least the types and levels of compensation and employee benefits (including contribution levels) maintained from time to time by KIT for similarly-situated employees of KIT.  KIT shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company (or its predecessor entities) attributable to any period before the Effective Time as service rendered to KIT or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of minimum waiting periods for participation.  Without limiting the foregoing, KIT shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a "new" employee for purposes of any exclusions under any health or similar plan of KIT or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s health plans shall be credited towards deductibles and co-pays under the health plans of KIT or the Surviving Corporation.  KIT shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such results.

7.6           Directors and Officers.

(a)           D&O Indemnified Parties.  From and after the Effective Time, KIT shall cause the Surviving Corporation and its subsidiaries to fulfill and honor in all respects the obligations of the Company pursuant to (i) any agreement of the Company providing for the indemnification of its officers or directors, or (ii) any indemnification, exculpation from liability or advancement of expenses provisions under the Company’s certificate of incorporation and bylaws (the current and former officers and directors of the Company, and all other persons entitled to be indemnified pursuant to such provisions or agreements being referred to collectively as the “D&O Indemnified Parties”).  KIT shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain the provisions with respect to indemnification, exculpation from liability and advancement of expenses set forth in the Company’s certificate of incorporation and bylaws immediately prior to the execution of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party.

(b)           Insurance Tail Policy.  If not acquired by the Company prior to the Effective Time, KIT shall obtain a prepaid “tail” policy (the “Tail Policy”) prior to the Effective Time, which policy provides the D&O Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time; provided that such Tail Policy can be obtained on reasonable terms within ninety (90) days following the Closing and the cost thereof shall be included as a reduction of the Closing Working Capital.  KIT shall cause any such Tail Policy to be maintained in full force and effect, for its full term, and shall honor all obligations thereunder and cause such obligations to be honored by the Surviving Corporation.  In the event that any of the carriers issuing or reinsuring the Tail Policy shall become insolvent or otherwise financially distressed such that any of them is reasonably likely to be unable to satisfy its financial obligations under the Tail Policy at any time during the term of thereof, KIT agrees that it shall, from time to time, cause the Tail Policy to be replaced with another prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the Tail Policy, with a term extending for the remainder of such term; provided that such Tail Policy can be obtained on commercially reasonable terms (the “New Tail Policy”).  In such event, references in this Agreement to the Tail Policy shall be deemed to include any New Tail Policy, as applicable. To the extent that any portion of the Escrow Fund remains unreleased, KIT shall be reimbursed for the cost of any New Tail Policy from the Escrow Fund.

7.7           Tax Matters.  The following provisions (which shall take precedence over any other provision of this Agreement in the event of a conflict) shall govern the allocation of responsibility as among KIT, the Stockholders and the Company with respect to the Tax matters addressed herein:

(a)           KIT shall, or shall cause the Surviving Corporation to timely prepare and file or cause to be timely prepared and filed all Tax Returns of or with respect to the Company that are required to be filed after the Closing Date (after giving effect to any valid extension of time to file) and shall cause to be remitted the Taxes shown as due on such Tax Returns.  Prior to the filing of any such Tax Return for any Pre-Closing Tax Period that reflects a liability Taxes for which the KIT Indemnified Parties are claiming indemnification hereunder, KIT shall provide the Stockholder Representative with a substantially final draft of such Tax Return at least 15 Business Days prior to the due date for such Tax Return (or, if required to be filed within 45 days after the Closing Date or the end of the taxable period to which such return relates, as soon as reasonably possible following the Effective Time or the end of such taxable period, as the case may be).  The failure of KIT to comply with the preceding requirement shall not relieve the Stockholders of their indemnification obligations.  The Stockholder Representative shall promptly notify KIT of any objections that the Stockholder Representative may have to any items set forth in any such draft Tax Return, and KIT and the Stockholder Representative shall consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return.  If the Stockholder Representative and KIT cannot reach complete agreement within 15 Business Days (or by the due date of such Tax Return, if earlier), KIT shall be entitled to file the Tax Return without the Stockholder Representative’s consent, but the amount of Taxes for which KIT is entitled to indemnification hereunder shall be limited to the amount of Taxes that is ultimately mutually agreed to by the parties or, if the parties are unable to reach agreement, the amount ultimately determined by an accounting firm that is mutually selected by the parties (the cost of which shall be borne 50% by KIT and 50% by the Stockholders), notwithstanding the fact that the Tax Return filed by KIT reflects a different amount.  KIT shall be entitled to setoff against the Escrow Amount for any such Taxes described in this paragraph that are mutually agreed to by the parties or ultimately determined by an accounting firm, as the case may be.

(b)           Surviving Corporation shall file a U.S. federal income Tax Return of the Company for the Company’s taxable year ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(c).

(c)           Neither Kit, Surviving Corporation nor any of their affiliates shall make an election under Section 338 of the Code with respect to the purchase of the Company Capital Stock.

(d)           Straddle Period Taxes.  For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for a portion of a Straddle Period:

(i)           in the case of any Taxes other than Taxes based upon or related to income or receipts, such Tax shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period or Post-Closing Tax Period, as applicable, and the denominator of which is the number of days in the entire Straddle Period; and

(ii)           all other Taxes for the Pre-Closing Tax Period or Post-Closing Tax Period, as the case may be, shall be determined by assuming that for purposes of the Pre-Closing Tax Period, the Company had a taxable year or period that ended at the close of the Closing Date and for purposes of the Post-Closing Tax Period, the Company had a taxable year or period that began at the beginning of the day after the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each period.

(e)           Except as required by applicable law, none of KIT, Surviving Corporation or any of their Affiliates shall amend any Tax Returns of the Company for any Pre-Closing Tax Period without the prior written consent of the Stockholders’ Representative which consent shall not be unreasonably withheld or delayed if such amendment could reasonably be expected to increase the Tax liability of the Company for any Pre-Closing Tax Period.

(f)           For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, KIT shall cause the Surviving Corporation to carry on its business only in the ordinary course in the same manner as previously conducted.

7.8           Cooperation.  Subject to any limitations that are required to preserve any applicable attorney-client privilege, for a period of eighteen (18) months from and after the Closing Date, each party agrees to furnish or cause to be furnished to the other parties, its counsel and accountants, upon reasonable request during normal business hours, after not less than ten (10) Business Days prior written notice, such information and assistance relating to such party or its business (including, without limitation, the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to: (i) facilitate the preparation for or the prosecution, defense or disposition of any Legal Proceeding (other than one by or on behalf of one party to this Agreement against another party hereto); and (ii) prepare and file any other documents required by Governmental Authorities.  The party requesting such information and assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and assistance.

7.9         Nasdaq Listing Approval Requirements.  Section 2.4(k) shall not be applicable to the KIT Common Shares issued upon the Closing.  KIT shall use commercially reasonable efforts to obtain approval of the Nasdaq Listing Application as promptly as practicable following the date of this Agreement.

7.10         Further Assurances.   Each of the parties agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement.  From time to time after the Closing Date, the Company shall execute and deliver to Merger Sub such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by the Surviving Corporation in order to vest in the Surviving Corporation all right, title and interest in and to the Company Assets and the Business and the parties hereto will execute and deliver such other instruments of sale, transfer, conveyance, assignment, assurance, power of attorney and other such instruments as may be reasonably required by the other parties hereto in order to carry out the purpose and intent of this Agreement and all other agreements to be executed in connection herewith.  The Surviving Corporation and the Company shall each provide the other with such assistance as reasonably may be requested by the other in connection with the preparation of any Tax Return, an audit or examination of any such return by any taxing authority or any judicial or administrative proceeding relating to liability for Taxes and shall each retain and provide the other with any records or other information which may be relevant to such a return, audit, examination or proceeding.

7.11       Run-Rate Confirmation. The Stockholder Representative shall use commercially reasonable efforts to obtain a confirmation (the “Confirmation”) from Friedman LLP, within ninety (90) days following the Closing, of the Company’s annualized Revenue run-rate for the fourth quarter of 2010. If the Confirmation shows annualized Revenue run-rate for the fourth quarter of 2010 to be less than $11,000,000, KIT and the Stockholder Representative shall promptly (and in no event later than two (2) Business Days later) direct the Escrow Agent in writing to release to KIT from the General Escrow Fund (without regard to the limitation set forth in Section 8.3(a)) a number of KIT Common Shares equal to four (4) times the amount of the Revenue shortfall divided by the KIT Common Share Price. If Friedman LLP does not provide the Confirmation within ninety (90) days following the Closing, KIT may have Grant Thornton confirm the annualized run-rate in Revenue for the fourth quarter of 2010, which when determined by Grant Thornton will be treated as the Confirmation for purposes of this Section 7.11.

ARTICLE VIII

INDEMNIFICATION

8.           Indemnification.

8.1.          Indemnification of KIT and Merger Sub.  Subject to the terms of Section 8.6, the Preferred Stockholders (and not the Common Stockholders), severally (based on such Preferred Stockholder’s pro rata share of Damages covered by this Section 8.1) and not jointly, shall indemnify and hold harmless Merger Sub, KIT and their respective Affiliates (the “KIT Indemnified Parties”) in respect of any and all claims, losses, interest, fines, penalties, damages, liabilities, and expenses (including, without limitation, settlement costs and any actual and reasonable legal or other expenses for investigating or defending any actions or threatened actions) (collectively, “Damages”) incurred by KIT, Merger Sub or their respective Affiliates in connection with (but without duplication for) each and all of the following:

(a)           any breach of any representation or warranty contained herein made by the Company;

(b)           the breach of any covenant, agreement or obligation of (i) the Company contained in this Agreement or (ii) the Stockholder Representative contained in this Agreement or in the Escrow Agreement;

(c)           any cost, expense or payment with respect to Taxes relating to any period prior to the Closing, including without limitation all costs and expenses incurred in preparing Tax Returns which may be properly allocated to such period; provided that, the identity of the party preparing such Tax Returns and all costs and expenses incurred in preparing such Tax Returns shall first be approved by the Stockholder Representative in its discretion;

(d)           any Legal Proceeding to which the Company is a party at any time on or prior to the Closing Date, or to which it becomes a party after the Closing Date arising from facts or circumstances that existed at any time on or prior to the Closing Date including the Legal Proceedings disclosed in Schedule 3.5.1;

(e)           any broker, advisory or accounting fees and expenses (excepting normal accounting fees and expenses incurred in accordance with past practice) paid or incurred by the Company prior to the Closing Date;

(f)           any cost, expense or liability arising from the failure of all options outstanding under the Company Option Plan at the Closing to be terminated as of the Closing;

(g)           any cost, expense or liability resulting from the existence of any Dissenting Shares, including without limitation any Dissenting Share Payments in excess of the Merger Consideration otherwise payable with respect to such Dissenting Shares; and

(h)           any cancellation of Contracts or other action resulting in a failure of KIT to receive any Net Deferred Revenue reflected on the books and records of the Company on the Closing Date or any out-of-pocket costs incurred by KIT in connection with such Net Deferred Revenue .

8.2.          Indemnification of the Company.  Merger Sub and KIT shall jointly and severally indemnify and hold harmless the Stockholders in respect of any and all Damages incurred by the Stockholders in connection with each and all of the following:

(a)           any breach of any representation or warranty contained herein made by KIT or Merger Sub; and

(b)           the breach of any covenant, agreement or obligation of KIT or Merger Sub contained in this Agreement.

8.3.         Limitations on Liability.

(a)          The parties hereto shall only be entitled to recover under this Article VIII at such time and to the extent the aggregate amount of all Damages incurred by such party hereto and its Affiliates exceeds $125,000, provided, however, that this limitation shall not apply to Sections 8.1(c), Section 8.1(e), Section 8.1(g) or Section 8.1(h).    The KIT Indemnified Parties’ sole remedy for Damages with respect to Taxes (relating to a breach of Section 3.4 or otherwise) shall be limited to Taxes arising in the Pre-Closing Tax Period.

(b)          Limitations on Amount of Indemnification by the Stockholders.  Notwithstanding anything in this Agreement to the contrary the total amount that may be recovered from the Preferred Stockholders with respect to (i) all Claims for (A) any breach of any representation or warranty contained in Section 3.4 (Tax Matters), Section 3.6.2 (Intellectual Property) and Section 3.16 (Capitalization), (B) any Legal Proceeding instituted against the Company by any Stockholder relating to this Agreement or the transactions contemplated hereunder and (C) the commission of fraud by the Company in connection with this Agreement and the transactions contemplated hereunder, shall not exceed each Preferred Stockholder’s pro rata share of the KIT Common Shares issued as Merger Consideration to the Preferred Stockholders (such shares to be valued at the Weighted Average Price of the shares for the 20-trading days immediately preceding the date a notice of claim is delivered); provided, that such limitation shall not apply to claims against any Preferred Stockholder for (x) its fraud or (y) any failure by such Preferred Stockholder to have title to (and the legal right to transfer) any Company Capital Stock purported to be sold, transferred or delivered pursuant to this Agreement or a Letter of Transmittal and (ii) all Claims subject to Section 8.1(h) shall not exceed the Deferred Revenue Escrow Amount.

8.4.         Survival.  Any claim for indemnification shall survive the Closing for a period of fifteen (15) months following the Closing; provided that any Claims subject to Section 8.1(h) shall survive for twenty-four (24) months following the Closing.  Any claim for indemnification shall survive the applicable termination date if a party, prior to such termination date, shall have advised the other party in writing of facts that constitute or may give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim.

8.5.         Defense by the Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Legal Proceeding by a person other than the indemnified party, the indemnifying party shall have the right to participate in or at its sole cost and expense may, upon written notice to the indemnified party received by the indemnified party within 10 calendar days after the indemnifying parties receipt of notice of such claim, assume the defense of any such Legal Proceeding.  If the indemnifying party assumes the defense of any such Legal Proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such Legal Proceedings and at its sole cost and expense shall take all steps reasonably necessary in the defense or settlement thereof.  The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such Legal Proceeding, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld) unless the indemnifying party admits in writing its liability and agrees to hold the indemnified party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement.  The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense and shall be entitled to any and all information and documentation relating thereto.  If the indemnifying party does not assume (or continue to diligently and competently prosecute) the defense of any such Legal Proceeding resulting therefrom in accordance with the terms hereof, the indemnified party may defend against such Legal Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such Legal Proceeding, after giving reasonable advance notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate.

8.6.         Notice.  The parties hereto agree that in the event of any occurrence which may give rise to a claim by an indemnified party hereunder the indemnified party will give prompt notice thereof to the indemnifying party within 15 days after learning of such claim (or within such shorter time as may be necessary to give the indemnifying party a reasonable opportunity to respond to such claim); provided, however that failure to timely give the notice provided in this Article VIII shall not be a defense to the liability of the indemnifying party for such claim to the extent it is not prejudiced, but the indemnifying party may recover any actual damages arising from the indemnified party’s failure to give such timely notice.

8.7.         Waiver.  The indemnified party agrees that it will not waive any statute of limitations or defense that would increase the liability of the indemnifying party hereunder without (except in connection with pending Legal Proceeding in which the indemnifying party has not assumed or elected to participate in the defense) the consent of the indemnifying party.

8.8           Indemnification Source.

(a)           The right to indemnification set forth in this Article VIII shall be the sole and exclusive remedy following the Closing Date for any breaches of the representations, warranties, covenants and agreements under this Agreement, and, subject to Section 8.3(b) and this Section 8.8, the Escrow Fund shall be the sole source of funds or KIT Common Shares available in satisfaction thereof.  All claims of indemnification shall be collected first from the Escrow Fund before collecting any amounts directly from Preferred Stockholders; provided that this limitation shall not apply to any Preferred Stockholder where the Claim relates to fraud by such Preferred Stockholder or any failure by such Preferred Stockholder to have title to (and the legal right to transfer) any Company Capital Stock purported to be sold, transferred or delivered pursuant to this Agreement or a Letter of Transmittal.  Any payment made to a KIT Indemnified Party from the Escrow Fund to satisfy a claim for indemnification pursuant to this Article VIII shall be treated as an adjustment to the Merger Consideration.  In no event shall any Preferred Stockholder be required to defend, indemnify or hold harmless any KIT Indemnified Party or the Company for any breach of any representation, warranty or covenant of any other Stockholder.  In no event shall the term “Damages” cover or include consequential, incidental, indirect, special or punitive damages.

(b)           To the extent that there (I) are no outstanding claims against the Escrow Fund (other than claims against the Deferred Revenue Escrow Amount), or (II) are claims outstanding against the Escrow Fund, (other than claims against the Deferred Revenue Escrow Amount) that, together with the reasonably anticipatable fees and expenses of resolving such claims, are in aggregate less than the balance of the General Escrow Amount on that date which is fifteen months from the Closing Date (the “Available Excess”), then promptly on and after such date the balance of the General Escrow Amount (in the event of subsection (I) or the Available Excess (in the event of subsection (II)) shall be released from the Escrow Fund and delivered to the Preferred Stockholders.  Thereafter, upon final settlement of all claims made against the Escrow Fund, any such excess then remaining in the Escrow Fund, together with any earnings thereon, shall be promptly released to the Preferred Stockholders.  KIT hereby agrees that it shall, together with the Stockholder Representative, provide instructions to the Escrow Agent (x) to release the balance of the General Escrow Amount held in the Escrow Fund or the Available Excess, as applicable, and to (y) release any excess thereof remaining in the Escrow Fund upon final settlement of all claims made against the Escrow Fund, each in accordance with this Section 8.8 and Section 3.2 of the Escrow Agreement.

(c)           The Deferred  Revenue Escrow Amount shall be released from the Escrow Fund on a quarterly basis (within 45-days following the end of any calendar quarter) to the extent that Net Deferred Revenue included in the Deferred Revenue Escrow Amount have been earned by KIT or its subsidiaries.  Any portion of the Deferred Revenue Escrow Amount remaining in the Escrow Fund on the 24-month anniversary of the Closing shall be released to the Preferred Stockholders provided that the remaining Net Deferred Revenue balance subject to such Escrow Amount (after adjusting for any Claims subject to Section 8.1(h)) do not exceed $100,000 and if such Net Deferred Revenue balance does exceed $100,000 the remaining balance of the Deferred Revenue Escrow Amount shall be delivered to KIT.

8.9           Valuation of Escrow Fund.      With respect to each claim subject to indemnification, the following process shall be used:

(a)           KIT Common Shares held in escrow shall be used first with the number of shares required for the claim being calculated as follows: the amount of the claim divided by the Weighted Average Price of the shares for the 20-trading days immediately preceding the date a notice of claim is delivered in respect of a claim under the indemnity.

(b)           Any KIT Common Shares remaining, following satisfaction of all indemnity claims, shall be distributed upon the expiration of the applicable escrow period.

ARTICLE IX

STOCKHOLDER REPRESENTATIVE

9.1           Stockholder Representative.  By virtue of the approval of the Merger and this Agreement by the requisite vote of the Preferred Stockholders, each Preferred Stockholder shall be deemed to have agreed to appoint the Stockholder Representative as its agent and attorney-in-fact, for and on behalf of the Preferred Stockholders, as the Stockholder Representative, as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Preferred Stockholders, to take any action  and all actions which it believes are necessary or appropriate pursuant to or in connection with this Agreement  and the Escrow Agreement, to give and receive notices and communications, to authorize payment to any KIT Indemnified Parties in satisfaction of claims by any such KIT Indemnified Parties, to object to payments from the Escrow Fund, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions with respect to such claims that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement including engaging counsel and such accountants or other advisors and incur expenses in connection with this Agreement or the Escrow Agreement as the Stockholder Representative may in its sole discretion deem appropriate.  Such agency may be changed by Preferred Stockholders who held a majority of the Capital Stock of the Company immediately prior to the Effective Time (calculated on an as-converted to Common Stock basis, voting together as a single class) (such Preferred Stockholders, collectively the “Majority Stockholders”) at any time or from time to time upon not less than thirty (30) days prior written notice to KIT, and the Stockholder Representative may not be removed unless the Majority Stockholders agree to such removal and to the identity of the substituted agent.  Notwithstanding the foregoing, the Stockholder Representative may resign at any time on notice to KIT, and a replacement Stockholder Representative shall be elected by those Preferred Stockholders who held a majority of the Capital Stock of the Company outstanding immediately prior to the Effective Time  (determined on an as-converted to Common Stock basis, voting together as a single class); provided, further, that any successor Stockholder Representative, shall not resign until and unless a successor Stockholder Representative shall have been appointed.  The foregoing notwithstanding any replacement or successor Stockholder Representative shall be subject to the approval of KIT, which approval shall not be unreasonably withheld.  No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for his services.  Written notices or communications to or from the Stockholder Representative shall constitute notice to or from the Preferred Stockholders.

9.3           The Stockholder Representative shall not be liable to any Preferred Stockholders for any act done or omitted hereunder as Stockholder Representative. The Preferred Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.  Except as otherwise provided in Section 9.1, a decision, act, consent or instruction of the Stockholder Representative with respect to an indemnification claim, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Preferred Stockholders and shall be final, binding and conclusive upon the Preferred Stockholders; and KIT, Merger Sub and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Preferred Stockholders.  Each of KIT and the Escrow Agent is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative that is authorized pursuant to this Section 9.3.

ARTICLE X

MISCELLANEOUS

10.          Miscellaneous Provisions.

10.1.      Jurisdiction; Agent for Service.  The parties hereto irrevocably agree that any Legal Proceeding arising out of or in connection with this Agreement shall be brought exclusively in the federal courts, or in the absence of federal jurisdiction in state courts, in either case in the Borough of Manhattan.  The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The parties hereto irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any Legal Proceeding brought in any such court and further irrevocably waive any claim that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against any of the parties hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of such party therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10.2.      Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, that those provisions hereof that are required to be governed by the DGCL, including all provisions related to the effectuation of the Merger, shall be governed by the DGCL.

10.3.       Notices.  All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to KIT or Merger Sub:	168 5th Ave, Suite 301
New York, NY 10010-5952
Facsimile: +1 (212) 937-3999
Email: kaleil@kitd.com

with a copy (which will not constitute notice) to:

David M. Pedley
Pedley & Gordinier, PLLC
10600 Timberwood Circle, Suite 1
Louisville, KY 40223
Facsimile: 502-214-3121
Email: dpedley@pedleylaw.com

If to the Company:	KickApps Corporation
Attn: Alex Blum, CEO
26 W. 17th Street
2nd Floor
New York, NY 10011
Telephone: (212) 730-5256
Facsimile: (212) 730-4561
Email: alex@kickapps.com

With a copy to:	Goodwin Procter LLP
Attn: John J. Egan III
53 State Street
Boston, MA 02109
Telephone: (617) 570-1514
Facsimile: (617) 523-1231
Email: jegan@goodwinprocter.com

If to the Stockholder Representative:	Name: Prism VentureWorks
Address: 117 Kendrick Street, Suite 200
Needham, MA 02494
Attention: Steven J. Benson
Facsimile: (781) 251-5644
Email: DCiarimboli@prismventure.com

With a copy to:	Name: Prism Venture Works
Address: 117 Kendrick Street, Suite 200
Needham, MA 02494
Attn: Dina M. Ciarimboli
Facsimile: (781) 251-5644
Email: DCiarimboli@prismventure.com

10.4.       Payment of Expenses.  Whether or not the Merger is consummated, (i) all fees and expenses incurred by the Company in connection with the Merger and the transactions contemplated hereby, including, without limitation, all legal fees, shall be paid by the Company and and (ii) all fees and expenses incurred by KIT, any of its subsidiaries or Merger Sub in connection with the Merger and the transactions contemplated hereby, including, without limitation, all legal fees, shall be paid by KIT.

10.5.       Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties hereto except that Merger Sub shall have the right to assign all of its rights and obligations under this Agreement to one of its Affiliates if such transferee corporation agrees to assume all of Merger Sub’s obligations under this Agreement, provided that such transfer shall not discharge Merger Sub from its obligation herewith unless the Company consents to such discharge, which consent shall not be unreasonably withheld.  Nothing contained herein, expressed or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

10.6.       Amendments and Waiver.  This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by each party.  Except as herein expressly provided to the contrary, no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

10.7.       Survival.  The covenants, agreements, warranties and representations entered into or made pursuant to this Agreement, irrespective of any investigation made by or on behalf of any party, shall be continuing and shall survive the Closing Date for a period through and including the last day upon which an indemnified party may seek indemnification for a breach of such covenant, agreement, warranty or representation under Section 8.2.

10.8.       Counterparts.  This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same document.  This Agreement and any waiver or amendment hereto may be executed and delivered by telecopier, other facsimile transmission, or E-Signature, all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.  Delivery of an executed signature page of this Agreement and any waiver or amendment hereto by facsimile transmission or Electronic Transmission shall be effective as delivery of a manually executed counterpart hereof.

10.9.       Headings.  Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

10.10.      Attorneys’ Fees.  In the event that any Legal Proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such Legal Proceeding may receive as part of any award, judgment, decision or other resolution of such Legal Proceeding their costs and reasonable attorneys’ fees as determined by the person or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such Legal Proceeding, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigating or counseling on such Legal Proceeding.

10.11.      Binding Nature of Agreement.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representations, successors and permitted assigns.

10.12.      Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.13.      Specific Performance.  Each party acknowledges that it will have no adequate remedy at law and may suffer irreparable damage if another party breaches any covenant contained in this Agreement.  Accordingly, the parties agree that they each shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if another party shall fail or threaten to fail to perform any of its obligations under this Agreement.

10.14.      Construction and Complete Agreement.

(a)           The use in this Agreement of the term “including” means “including, without limitation.”  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Annexes, Schedules and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.  The term “dollars” and the symbol “$” refer to lawful currency of the United States.  All references to Sections, Annexes, Schedules and Exhibits mean the Sections of this Agreement and the Annexes, Schedules and Exhibits attached to this Agreement, except where otherwise stated.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit.  The use of the singular or plural form of words herein shall not limit any provision of this Agreement.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  Any matter set forth on a Schedule to this Agreement shall be deemed to be set forth on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to such that it is readily apparent to a party the other representations or warranties to which such facts or items applies.

(b)           This Agreement, the Exhibits and Schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.  The Schedules and Exhibits hereto are incorporated by reference.

10.15      No Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement other than Article VII (which is intended to be for the benefit of Persons covered thereby and may be enforced by such Persons), Article VIII (which is intended to be for the benefit of Persons covered thereby and may be enforced by such Persons) or unless so stated herein to the contrary.

10.16.       Knowledge of the Company.  With respect to any representation, warranty or statement contained in this Agreement that is made to the knowledge of the Company, it is expressly understood and agreed that such knowledge shall be the actual knowledge of Alex Blum and David Lapter and they shall also be deemed to have knowledge of any facts that any such individual would have upon reasonable investigation.

10.17.       Drafting Presumption.  The parties hereto agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this agreement, no presumption shall arise that any one party drafted this Agreement.

10.18.       Special.  The parties hereto agree that all conditions to the Closing contained in Article V and Article VI have been satisfied, except having obtained approval of the Nasdaq Listing Application from Nasdaq in accordance with the last clause of Section 6.1; provided, that if such approval is not obtained on or before February 11, 2011, either the Company or KIT may terminate this Agreement upon written notice.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first written above.

KIT DIGITAL, INC.

By:	/s/ Kaleil Isaza Tuzman
Name: Kaleil Isaza Tuzman
Title: CEO

DEALAPPS CORPORATION

By:	/s/ Kaleil Isaza Tuzman
Name: Kaleil Isaza Tuzman
Title: CEO

KICKAPPS CORPORATION

By:	/s/ Alex Blum
Name: Alex Blum
Title: Chief Executive Officer

For Purposes of Articles II, VII, VIII and IX Only,

/s/ Steven J. Benson
STEVEN J. BENSON

(Signature Page to Merger Agreement)